UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021	Proxy Statement Notice of Annual Meeting of Stockholders Tuesday, May 18, 2021 ● 10:00 a.m. (Eastern Time)

Letter to the Stockholders

Stephen S. Tang, Ph.D. President and Chief Executive Officer

April 8, 2021

Dear Fellow Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 18, 2021 at 10:00 a.m. Eastern Time. Once again, this year’s Annual Meeting will be a completely virtual meeting, conducted as a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically if you wish, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OSUR2021.

Pursuant to the Securities and Exchange Commission (“SEC”) rule allowing companies to furnish proxy materials to their stockholders over the internet, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to stockholders on or about April 8, 2021. The Notice contains information on how to access copies of the proxy materials and vote your shares.

At the Annual Meeting, you will be asked to (i) elect three Class III Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2024; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year; (iii) approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the proxy materials; and (iv) transact such other business as may properly come before the meeting, and any adjournment(s) or postponement(s) thereof.

The Board of Directors has approved the nominees for Class III Directors and recommends that you vote FOR their election to the Board of Directors. In addition, the Board of Directors recommends that you vote FOR the ratification of KPMG LLP’s appointment, and FOR the approval of the Company’s executive compensation.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting online, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the internet, or by completing, signing, dating and returning a paper Proxy Card. Additional details on these options can be found in the Notice sent to you and in the other proxy materials. You may, of course, attend the Annual Meeting online and vote your shares during the meeting regardless of whether you have previously voted by phone, the internet or mail.

Thank you for your cooperation and your ongoing support of, and continued interest in, OraSure Technologies, Inc.

Sincerely yours,

Stephen S. Tang, Ph.D.

President and Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

OF ORASURE TECHNOLOGIES, INC.

DATE AND TIME

Tuesday May 18, 2021

10:00 a.m. (Eastern Time)

To be held virtually by visiting

www.virtualshareholdermeeting.com/OSUR2021

ITEMS OF BUSINESS

The 2021 Annual Meeting of Stockholders will be held for the following purposes:

•    To elect three (3) Class III Directors, each to serve for a term expiring at the Company’s Annual Meeting of Stockholders in 2024;

•    To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021;

•    To approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this Notice; and

•    To consider such other business as may properly come before the meeting, and any adjournment(s) or postponement(s) thereof.

HOW TO VOTE

Via the Internet.    Go to www.proxyvote.com to vote your shares online prior to the Annual Meeting. Have the control number that is printed in your Notice of Internet Availability of Proxy Materials or Proxy Card available and follow the instructions. You may also vote online during the Annual Meeting by going to www.virtualshareholdermeeting.com/OSUR2021 and following the instructions.

By Phone.    Call the toll-free number on your Notice of Internet Availability of Proxy Materials or Proxy Card and follow the prompts.

By Mail.    You can vote by mail by requesting a paper copy of the materials, which will include a Proxy Card. Please review your Notice of Internet Availability of Proxy Materials for instructions on how to request a paper copy of the materials. Mark, sign and date your Proxy Card and return it as indicated on the Proxy Card.

Who Can Vote:  Only holders of shares of the Company’s Common Stock of record at the close of business on March 26, 2021 will be entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof. Additional information is included in the Proxy Statement accompanying this Notice.

By Order of the Board of Directors,

Jack E. Jerrett

Secretary

April 8, 2021

Proxy Statement Table of Contents

PROXY STATEMENT SUMMARY

We are providing these proxy materials to stockholders of OraSure Technologies, Inc., a Delaware corporation (as used herein, “we,” “us,” “our”, “OraSure” or the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 18, 2021 at 10:00 a.m. Eastern Time, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”).

As a stockholder, you are invited to participate in the Annual Meeting and are requested to vote on the matters described in this Proxy Statement. The Annual Meeting will be conducted in a completely virtual manner through a live webcast that you can access online by going to www.virtualshareholdermeeting.com/OSUR2021. The webcast will not include a presentation by management. A question and answer session will be provided at the Annual Meeting only for questions that are germane to the matters being discussed and voted on at the meeting.

This summary highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting your shares.

2021 ANNUAL MEETING INFORMATION
•	Date and Time: Tuesday, May 18, 2021 at 10:00 a.m. (ET)
•	Location: Online by visiting www.virtualshareholdermeeting.com/OSUR2021
•	Record Date: March 26, 2021

PROPOSALS FOR STOCKHOLDER CONSIDERATION

	Proposals	Board Recommendation	Page Reference for More Detail

1.)	Election of three Class III Directors	FOR EACH NOMINEE	60

2.)	Ratification of Appointment of Independent Registered Public Accounting Firm for 2021	FOR	65

3.)	Advisory (Non-Binding) Vote to Approve Executive Compensation	FOR	65

Proposal No. 1 – Election of Directors

The table below provides summary information about each of our nominees for Class III Directors, whose new terms will expire at the 2024 Annual Meeting of Stockholders. The Board is recommending that stockholders vote for each Director nominee.

				Committee Memberships[1]			Other
Name and Principal Occupation	Age	Director Since	Independent	AC	CC	N& CG	Public Boards
Michael Celano[2] Chief Financial Officer, Larimar Therapeutics, Inc.	62	2006	Yes	√	√		No
James A. Datin President and Chief Executive Officer, BioAgilytix Labs, LLC	58	2019	Yes	√	√		Yes
Lelio Marmora President, The Management Lab	54	2020	Yes	√		√	No

[1]	AC = Audit Committee; CC = Compensation Committee; N&CG = Nominating & Corporate Governance Committee; C = Chairman; Ö = Member.

2 Mr. Celano is Chairman of our Board of Directors.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has selected KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the 2021 fiscal year. The Board believes KPMG is well qualified to serve in this capacity and is recommending that the engagement of KPMG be ratified by our stockholders. The Board is recommending that stockholders vote for the appointment of KPMG as provided above.

Proposal No. 3 – Advisory (Non-Binding) Vote to Approve Executive Compensation

Our compensation program is designed to focus and reward our executives for balancing both short and long-term priorities.   To fulfill this mission, we have adopted a pay-for-performance philosophy that forms the foundation for executive compensation decisions made by our Board and the Compensation Committee of the Board (the “Compensation Committee”).

The Compensation Discussion and Analysis portion of this Proxy Statement (the “CD&A”) contains a detailed description of our executive compensation philosophy and program, the compensation decisions the Board and Compensation Committee have made under that program and the factors considered in making those decisions, focusing on the compensation of our named executive officers (“NEOs”) for the year ended December 31, 2020, who were:

Stephen S. Tang, Ph.D., President and Chief Executive Officer (“CEO”)
Roberto Cuca, Chief Financial Officer (“CFO”)
Lisa Nibauer, Executive Vice President, Business Unit Leader, Diagnostics[1]
Kathleen G. Weber, Executive Vice President, Business Unit Leader, Molecular Solutions
Jack E. Jerrett, Senior Vice President, General Counsel and Chief Compliance Officer
Anthony Zezzo, II, Former Executive Vice President, Business Unit Leader, Infectious Disease[1]

____________________

1 Ms. Nibauer was appointed as the Company’s Executive Vice President, Business Unit Leader, Diagnostics, effective as of May 11, 2020, replacing Anthony Zezzo, II who retired effective as of June 30, 2020.

As described further in the CD&A and elsewhere in this Proxy Statement, the following should be considered by stockholders in evaluating the compensation of our NEOs for 2020:

•

OraSure is a diverse and growing business operating in highly competitive and evolving markets; this was especially true in 2020 given the challenges and opportunities presented by the COVID-19 pandemic.

•

We annually solicit input from our stockholders on executive compensation matters.  The 2020 Say-on-Pay results (94% approval), combined with feedback from stockholders, suggest strong support for our programs and policies.

•	We maintain a full suite of good governance policies and processes.
•	We achieved strong financial performance during 2020 despite the challenges posed by the COVID-19 pandemic.
•

We made no COVID-19 related adjustments to our 2020 incentive bonus plan or performance-vested restricted unit (“PRUs”) performance measures and the Compensation Committee applied no positive discretion in determining performance and payouts for our NEOs.

The Board is recommending that stockholders vote in favor of the compensation of our NEOs, as described in this Proxy Statement.

2020 PERFORMANCE HIGHLIGHTS

Despite the negative impact the COVID-19 pandemic had on our core businesses, we delivered a strong year in 2020. New COVID related revenues generated by our Molecular Solutions business unit, coupled with increased international HIV sales, more than offset a decline in our core diagnostics business and our core molecular business caused by the COVID pandemic. We believe that compensation awarded for 2020 was closely aligned with our performance.

During 2020, we actively engaged with several laboratories and researchers to demonstrate the effectiveness of several of our existing collection products for use with molecular COVID-19 testing. As a result, our molecular collection kits have been included in eight Emergency Use Authorizations (“EUA”) granted by the U.S. Food and Drug Administration (“FDA”) to certain of our customers. Separately, we received EUAs for two of our collection devices which will allow them to be used for unsupervised collection at home or in a healthcare setting when used as part of an approved or validated COVID-19 test. We also made significant progress in the development of a new COVID-19 rapid antigen test and a lab-based oral fluid antibody test during the year, which we believe could generate significant future revenues once the applicable EUAs have been obtained.

We continued to advance our innovation growth strategy in 2020 with the acquisition of UrSure, Inc. This company develops laboratory and rapid tests to measure an individual’s adherence to HIV medication, including pre-exposure prophylaxis, or PrEP, a daily medication to prevent HIV. We believe these products will be an important contributor to our future diagnostics business.

Our consolidated revenues of $171.7 million in 2020 represented an 11% increase over 2019.  This was largely driven by sales of collection devices for molecular COVID-19 testing and growth in sales of our HIV Self-Test primarily in Africa. Our total molecular product and services revenues were $102.8 million during 2020, an increase of 45% from 2019. This increase included almost $50 million in sales of oral fluid sample collection devices for COVID-19 molecular testing. International sales of our HIV diagnostic products grew 16% for the year, largely driven by a 24% increase in HIV Self-Test sales in Africa.

We generated cash from operations of $5.8 million in 2020 and we ended the year with approximately $257 million in cash and short-term investments on our balance sheet, which we can use for future investment and growth.

MOST SIGNIFICANT COMPENSATION COMPONENTS

We have structured the components of our executive compensation program to be directly tied to the performance of both the Company and our executives and aligned with the best interests of our stockholders. These components consist of the following:

Base Salary	Salaries are based on the individual executive’s position relative to market and the executive’s individual performance and contribution.
Annual Cash Incentive Plan Bonuses

Annual incentive cash bonuses reflect market-based targets and are contingent upon (i) our achievement of corporate financial and/or strategic objectives, which are used to determine overall bonus pool funding, and (ii) the executive’s individual performance against pre-determined objectives, for such executive, which are used to determine individual bonus payouts.

Equity Awards under our Long-Term Incentive Policy (“LTIP”)

Long-term incentive equity compensation reflects market-based targets with the value of individual awards contingent upon each executive’s individual performance against pre-determined objectives during the fiscal year prior to award. Fifty percent (50%) of each NEO’s annual LTIP award consists of PRUs which require achievement of certain financial performance measures selected by the Board and Compensation Committee and the satisfaction of a 3-year service period for vesting of the award.  The other fifty percent (50%) consists of time-vested restricted stock (“RS”) which vests in equal installments over a three-year service period.

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Key features of our compensation program illustrate our commitment to pay-for-performance, the strong alignment of our executives’ interests with those of our stockholders and strong corporate governance. Several of the more significant of these features are summarized below:

•	Compensation is market driven with total compensation of our executives targeted at the 50th percentile of the Peer Group.	•	Regular stockholder outreach on compensation/ governance matters.

•	Compensation is predominantly variable or performance-based.	•	Use of a third-party compensation consultant to provide executive compensation market assessment and independent advice on compensation matters.

•	Balanced mix of cash/equity, fixed/variable, short-term/long-term compensation components.	•	Strong stock ownership/retention requirements for executives and Directors.

•	In order to incentivize growth, performance objectives for annual bonus pool funding target key financial measures and/or important strategic goals.	• •	As a general matter, no perquisites for NEOs that are not offered to all employees of the Company.

•	The Board’s discretionary ability to adjust annual incentive bonus pool funding is limited to +/- 10% of pool amount in order to avoid excessive discretionary bonus pool adjustments.	•	Use of peer company benchmarking.

•

 Long-term equity incentive awards include 50% PRUs that vest only if (i) a three-year compound average growth rate for revenues and/or a one-year earnings per share (“EPS”) or income before income taxes (“IBIT”) target is met and (ii) a three-year service period is satisfied.

		•	Compensation recoupment policy.
•

 No excise tax gross-up in any of our NEO employment agreements and no “single trigger” change-in-control severance in any of our new executive employment agreements, including our CEO’s and CFO’s agreements.

		•	No hedging or pledging of our Common Stock.

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING AND VOTING

1. WHY DID I RECEIVE THESE PROXY MATERIALS?

Our Board of Directors (the “Board”) is furnishing proxy materials, including this Proxy Statement, a Proxy Card and the Company’s Annual Report to Stockholders for the year ended December 31, 2020 (the “2020 Annual Report”), to our stockholders in order to solicit proxies to be voted at the Annual Meeting (each, a “Proxy”). Each stockholder can access these documents on the internet in accordance with the rules and regulations of the SEC. On or about April 8, 2021, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder at the holder’s address of record, indicating that this Proxy Statement is now available to our stockholders of record entitled to vote at the Annual Meeting.

SEC rules permit us to deliver only one copy of the Notice or a single set of proxy materials to multiple stockholders sharing the same address. Upon written or oral request, we will deliver separate Notices and/or copies of our 2020 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of the Notice was delivered. Stockholders may notify the

Company of their requests by calling or writing us at OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary; (610) 882-1820.

All stockholders and beneficial holders have the ability to access a copy of our proxy materials on the internet at the website referred to in the Notice. Stockholders will not receive printed copies of the proxy materials unless they request those copies. The Notice also instructs stockholders as to how to submit a Proxy through the internet. If you would like to receive a paper or e-mail copy of your proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the internet, you are responsible for any internet access charges you may incur.

2. WHAT IS A PROXY?

A Proxy is your legal designation of another person to vote the shares of Common Stock you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document also is called a Proxy or a Proxy Card.

Jack E. Jerrett and Michele Miller, each of whom are officers of the Company, have been designated as proxies by the Board of Directors for the Annual Meeting.

3. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the Annual Meeting is March 26, 2021 (the “record date”). The record date is established by the Board as required by Delaware law. Only stockholders of record at the close of business on the record date are entitled to:

(a)	receive notice of the Annual Meeting; and
(b)	vote at the Annual Meeting and any adjournment(s) or postponement(s) of the meeting.

Each stockholder of record on the record date is entitled to one vote for each share of Common Stock held. On the record date, there were 72,646,480 shares of our Common

Stock outstanding and entitled to vote at the Annual Meeting.

A list of stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the meeting at our principal executive offices at 220 East First Street, Bethlehem, PA 18015, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/OSUR2021 when you enter the control number provided in the Notice sent to you.

4. WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, Computershare, Inc., you are a stockholder of record.

If your shares of stock are held for you in the name of your broker, bank or other nominee, your shares are held in street name. The answer to Question 7 describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares of stock without instructions from you.

It is important that you vote your shares if you are a stockholder of record and, if you hold shares in street name, that you provide appropriate voting instructions to your broker, bank or other nominee as discussed in the answer to Question 7.

5. HOW CAN I VOTE MY SHARES FOR THE ANNUAL MEETING?

All stockholders have a choice of voting via the internet, over the telephone or by completing and mailing a paper Proxy Card, as described below.

Voting via the Internet or by Telephone. Stockholders of record desiring to vote online via the internet or by telephone prior to the Annual Meeting, should go to www.proxyvote.com or call the toll free number indicated on the Proxy Card or Notice. You may vote via the internet or by telephone provided you do so by 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 17, 2021. Stockholders who attend the Annual Meeting via the internet may vote their shares at that time up to and during the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/OSUR2021.

Street name holders may vote via the internet or by telephone if their brokers, banks or other nominees make those methods available. If that is the case, each broker, bank or nominee will include instructions with the Notice or Proxy Statement.

The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly.

If you vote via the internet, you should understand that you will be responsible for any costs associated with this method of voting, such as usage charges from internet access providers and telephone companies.

Voting by Mail. If you desire to vote prior to the Annual Meeting by mail by using a paper Proxy Card instead of by telephone or via the internet, you will need to either print a copy of the Proxy Card from the website indicated in your Notice or follow the instructions in your Notice to request that a paper copy be sent to you. You will then need to complete, sign, date and return the Proxy Card, as described on the Proxy Card. Street name holders should complete and return the voting card provided by their broker, bank or nominee.

Voting at the Annual Meeting. All stockholders of record may vote online during the Annual Meeting, as described above. Submitting a Proxy via the internet, over the telephone or by mail will not affect your right to withdraw your Proxy and vote during the Annual Meeting.

6. HOW WILL MY SHARES BE VOTED IF I SEND IN A PROXY?

If you are represented by a properly executed Proxy, whether delivered by phone, the internet or mail, your shares will be voted in accordance with your instructions.

If you do not provide instructions with your Proxy, your shares will be voted according to the recommendations of our Board as stated on the Proxy.

7. WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Stockholders of Record:    If you are a stockholder of record, your shares will not be voted if you do not provide your Proxy, unless you vote online during the Annual Meeting. It is, therefore, important that you vote your shares.

Street Name Holders:    If your shares are held in street name and you do not provide your signed and dated voting instruction form to your bank, broker or other nominee, your shares may be voted by your broker, bank or other nominee but only under certain circumstances. Specifically, under rules of the NASDAQ Stock Exchange (“NASDAQ”), shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions.

At the upcoming Annual Meeting, only the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at our Annual Meeting (specifically, the election of Director nominees and the advisory vote to approve the compensation of the Company’s NEOs are not considered “routine” under NASDAQ rules, so the broker, bank or other nominee cannot vote your shares on either of these proposals unless you provide to the broker, bank or other nominee voting instructions for each of these matters. If you do not provide voting instructions on these matters, your shares will not be voted on the matter, which is referred to as a “broker non-vote.” It is, therefore, important that you vote your shares.

8. HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote online or if you properly return a Proxy by internet, telephone or mail. In order for us to conduct our Annual Meeting, a majority of our outstanding shares of Common Stock as of the March 26, 2021 record date, must be present online or by Proxy at the meeting. This is referred to as a quorum. Broker non-votes, votes withheld and abstentions are included in determining whether there are a sufficient number of shares present to constitute a quorum.

9. HOW CAN I REVOKE A PROXY?

You can revoke a Proxy before the completion of voting at the Annual Meeting by:

(a)	Giving written notice to the Corporate Secretary of the Company to revoke your Proxy; or
(b)	Delivering a later-dated Proxy that indicates the change in your vote; or
(c)

Logging on to www.proxyvote.com in the same manner you would to submit your Proxy electronically or calling the telephone number indicated in your Notice, and in each case, following the instructions to revoke or change your vote; or

(d)	Attending the Annual Meeting online and voting, which will automatically cancel any Proxy previously given. Attendance alone will not revoke any Proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 17, 2021. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your Proxy or change your vote. If your shares are held in street name by a broker or other nominee, you must contact that institution to change or revoke your vote.

10. WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting.

If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

11. WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

Solicitation of Proxies is made on behalf of the Board. The cost of soliciting Proxies will be borne by the Company. In addition to solicitations by e-proxy and/or by mail, certain of our Directors, officers and regular employees may solicit

Proxies personally or by telephone or other means without additional compensation.

We have also engaged Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to provide proxy solicitation services at an estimated fee of $7,500 plus expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

12. HOW CAN I PARTICIPATE IN THE ANNUAL MEETING?

This year’s Annual Meeting will be a completely virtual meeting of stockholders, and will be conducted via live webcast on the Internet. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on March 26, 2021, the record date for the meeting, or if you hold a valid Proxy for the Annual Meeting.

You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OSUR2021. To participate in the Annual Meeting, you will need the control number that is included on your Notice, on our proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time, and you should allow ample time to complete the online check-in procedures.

13. WHAT IF I HAVE TECHNICAL DIFFICULTIES OR TROUBLE VIEWING THE VIRTUAL MEETING

We have technicians ready to assist you with any technical difficulties during the virtual Annual Meeting.  If you encounter any difficulties accessing the virtual meeting or during the meeting, please call one of the following numbers:

Toll-Free:  (844) 986-0822

International:  (303) 562-9302

14. ARE VOTES CONFIDENTIAL?

We will continue our long-standing practice of holding the votes of each stockholder in confidence from Directors, officers and employees, except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in the case of a contested proxy solicitation; (c) if a stockholder makes a written comment on the Proxy Card or otherwise communicates his or her vote to the Company; or (d) as needed to allow the independent inspectors of election to certify the results of the vote.

15. WHO COUNTS THE VOTES?

We will continue, as we have for many years, to retain an independent inspector of election to receive and tabulate the Proxies and certify the results. These activities will be handled electronically.

16. MAY STOCKHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

Yes. The Chairman of the Board will answer stockholders’ written questions submitted during the question and answer period of the meeting. Stockholders should confine their questions to matters that relate to the business of the meeting. The Chairman will determine which questions are appropriate to answer during the meeting.

We reserve the right to edit or reject any questions we deem profane or otherwise inappropriate.  Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/OSUR2021.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth information, as of the March 26, 2021 record date, (except for Mr. Zezzo, as described below), regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding; (b) each Director and nominee for election as Director; (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement; and (d) all of our Directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

               Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options held by that person that are exercisable within 60 days of March 26, 2021 are deemed to be outstanding for the purpose of computing the ownership percentage of that person, but are not deemed outstanding for computing the ownership percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of the Beneficial Ownership[1,2]	Percent of Class
Black Rock, Inc.[3] 55 East 52nd Street New York, NY 10055	11,031,726	15.2%
The Vanguard Group[4] 100 Vanguard Blvd. Malvern, PA 19355	4,964,223	6.8%
American Capital Management, Inc.[5] 551 Madison Ave., Suite 902 New York, NY 10022	4,308,685	5.9%
Managed Account Advisors, LLC[6] 101 Hudson Street, 9th Floor Jersey City, NJ 073302	3,949,904	5.4%
Stephen S. Tang, Ph.D.	260,201	*
Jack E. Jerrett	164,932	*
Lisa Nibauer	33,840	*
Kathleen G. Weber	128,167	*
Michael Celano	106,942	*
Eamonn P. Hobbs	74,355	*
Mara Aspinall	66,760	*
Roberto Cuca	108,838	*
Ronny B. Lancaster	23,830	*
James A. Datin	18,331	*
David J. Shulkin, M.D.	15,542	*
Lelio Marmora	7,015	*
Anthony Zezzo II7	205,674	*
All Directors and executive officers as a group (14 people)	1,268,258	1.7%

_______________________

*	Less than 1%
[1]	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

2  Includes shares subject to options exercisable within 60 days of March 26, 2021, as follows: Mr. Jerrett, 20,057 shares; Ms. Weber, 14,533 shares; Mr. Celano, 40,000 shares; Mr. Hobbs, 40,000 shares; and Ms. Aspinall, 40,000 shares; and all Directors and executive officers as a group, 191,537 shares. Also includes unvested RS, as follows:  Dr. Tang, 130,007 shares; Mr. Cuca, 56,645 shares; Mr. Jerrett, 40,564 shares; Ms. Nibauer 33,840 shares; Ms. Weber, 39,895 shares; Mr. Celano, 8,143 shares; Mr. Hobbs, 6,577 shares; Ms. Aspinall, 6,577 shares;; shares; Mr. Lancaster, 6,577 shares; Mr. Datin, 6,577 shares; Dr. Shulkin, 15,542 shares; and Mr. Marmora 7,015 shares; and all Directors and executive officers as a group, 366,399 shares. Does not include unvested PRUs.

[3]

Based on information contained in a Schedule 13G filed January 25, 2021. The filing person has sole voting power with respect to 10,897,737 shares and sole dispositive power with respect to all of the indicated shares.

[4]

Based on information contained in a Schedule 13G/A filed February 10, 2021.  The filing person has shared voting power with respect to 126,983 shares, sole dispositive power with respect to 4,778,824 shares and shared dispositive power with respect to 185,399 shares.

[5]

Based on information contained in a Schedule 13G filed February 16, 2021. The filing person has sole voting with respect to 18,828 shares and sole dispositive power with respect to all of the indicated shares.

[6]

Based on information contained in a Schedule 13G filed February 3, 2021. The filing person has sole dispositive power with respect to 3,941,924 shares and shared dispositive power with respect to 7,980 shares.

7 Mr. Zezzo, who served as the Company’s Executive Vice President, Business Unit Leader, Infectious Disease retired on June 30, 2020.  The indicated shares reflect Mr. Zezzo’s ownership as of his retirement date and do not include a RS award granted with immediate vesting on February 1, 2021, net of shares withheld to cover taxes, for 5,175 shares or PRUs vested on February 1, 2021, net of shares withheld to cover taxes, for 4,900 shares.

CORPORATE GOVERNANCE

BOARD RESPONSIBILITIES, OPERATION AND COMPOSITION

               The primary responsibility of the Board of Directors is to promote the long-term success of the Company. In fulfilling this role, each Director must exhibit good faith business judgment as to what is in the best interests of the Company. The Board is responsible for establishing broad corporate policies, setting strategic direction and overseeing management. The Company’s management is responsible for the day-to-day operations of the Company.

               The Board is divided into three classes with each class consisting of one-third of the total number of Directors on the Board. There are currently eight Directors serving on the Board. At each annual meeting of stockholders, the nominees for the class of Directors whose term is expiring at that annual meeting are elected for a three-year term. A Director holds office until the annual meeting of stockholders for the year in which his or her term expires or until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal. Each nominee for election at our upcoming Annual Meeting currently serves as a Director.

               The Board typically holds regular meetings in February, May, August and November of each year, with special meetings held as needed. The Board’s organizational meeting follows the annual meeting of stockholders. The Board usually meets in executive session at all regularly scheduled meetings. The Board held 14 meetings and acted by written consent on three occasions during the fiscal year ended December 31, 2020. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the Committees of the Board on which such member served during the period in the year in which he or she served as a Director.

The Board holds four regularly scheduled meetings each year and special meetings as needed. Directors attended greater than 75% of all Board and Committee meetings during 2020.

GOVERNANCE GUIDELINES AND CODE OF CONDUCT

               The Board has adopted Corporate Governance Principles which, along with the Charters for each of its Committees and the Company’s Code of Business Conduct and Ethics, provide a framework for the governance of the Company. The Company’s Corporate Governance Principles address matters such as the responsibilities and composition of the Board, Director independence and the conduct of Board and Committee meetings. The Company’s Code of Business Conduct and Ethics sets forth guiding principles of business ethics and certain legal requirements applicable to all Company employees and non-employee Directors. Copies of the current Corporate Governance Principles and Code of Business Conduct and Ethics are available on the Company’s website, www.orasure.com.

We operate under a Code of Business Conduct and Ethics and Corporate Governance Principles, which apply to all employees and non-employee Board members.

Environmental, Social and Governance Issues

We believe that conducting our business in a socially, environmentally and ethically responsible manner, and in compliance with applicable legal requirements, is important to our long-term success and the health and well-being of our employees, customers, the communities that we serve and other stakeholders. As a result, environmental, social and governance (“ESG”) issues have become an increasingly important focus for our management team and our Board.

ESG Oversight

Historically, ESG issues have been addressed by the management teams in our various companies with the primary focus on regulatory and legal compliance, ethical operations and development of our human capital resources. Material risks in these areas have been regularly reviewed with our Board, either directly or through the Audit Committee. Beginning in 2021, our management will be forming a cross functional team to review ESG issues more formally in order to identify material ESG risks impacting our business and determining appropriate mitigation and corrective strategies. These risks will be discussed with our Board beginning in 2021 and at least annually thereafter as part of the Board’s oversight of risk management.

Environmental

We endeavor to implement responsible and sustainable environmental practices throughout our organization. Our goal is to eliminate or minimize any harm to our employees, the communities that we serve and the environment.

We follow practices to reduce our energy usage and operate more efficiently, including through the use of motion detectors and timers to reduce electricity usage.  We also have implemented a Company-wide waste recycling program under which recyclable materials are segregated for removal and appropriate handling.  Hazardous and medical waste is also segregated and disposed of in accordance with applicable laws and regulations.

During 2020, our management team formed a Sustainability Committee to focus on identifying additional steps we can take to reduce our carbon footprint, including through the use of solar and renewable energy sources and promoting clean communities by encouraging the use of bicycles and public transportation by our employees to commute to work.

Social

We believe our employees are among our most important resources and are critical to our continued success.  The health and safety of our workforce is a critical priority across our organization.  We safeguard our people, projects and reputation by striving for zero employee injuries and illnesses, while operating and delivering our work responsibly and sustainably.  We provide our employees upfront and ongoing safety training to ensure that safety policies and procedures are effectively communicated and implemented.  Personal protective equipment is provided to those employees where needed for the employees to safely perform their job function.  We have formed a Safety Committee consisting of employees from various functional departments to administer our internal safety inspection program, investigate safety incidents and oversee the effectiveness of our safety procedures and policies.

During 2020, in response to the COVID-19 pandemic, we implemented safety protocols and new procedures to protect our employees, our subcontractors and our customers.  These protocols include complying with social distancing and other health and safety standards as required by federal, state and local government agencies, taking into consideration guidelines from the Centers for Disease Control and Prevention and other public health authorities.  In addition, we modified the way we conduct many aspects of our business to reduce the number of in-person interactions.  For example, we significantly expanded the use of virtual interactions in all aspects of our business, including customer facing activities, and we eliminated or substantially reduced the need for our employees to travel.  Many of our administrative and operational functions during this time have required modification as well, including much of our workforce working remotely.

As part of our compensation philosophy, we believe that we must offer and maintain market competitive compensation and benefits programs for our employees in order to attract and retain superior talent.  In addition to competitive base wages, additional programs include annual bonus opportunities, a Company matched 401(k) Plan or other savings plan, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, flexible work schedules, and employee assistance programs.

We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations, and our management team routinely reviews employee turnover rates at various levels of the organization.  Management also reviews employee engagement and satisfaction surveys to monitor employee morale and receive feedback on a variety of issues.

The OraSure family of companies is committed to creating and fostering a diverse, equitable, and inclusive workplace that reflects and contributes to the global communities in which we do business and the customers and partners we serve.  This includes all communities impacted by our corporate presence.   Our management teams and all of our employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace.  All of our employees must adhere to a Code of Business Conduct and Ethics that sets standards for appropriate behavior and includes required annual training on preventing, identifying, reporting and stopping any type of unlawful discrimination. We strive to recruit the best people for the job regardless of gender, ethnicity or other protected trait and it is our policy to fully comply with all laws (domestic and foreign) applicable to discrimination in the workplace. We have established a hotline and other communication methods that employees can use to anonymously submit discrimination or other complaints.

We have an active Diversity, Equity and Inclusion Council that strives to drive diversity, equity and inclusion within the workplace.  At OraSure, we believe a variety of perspectives are critical to achieving success, and that diversity, equity and inclusion are key drivers to growth-based innovation and profitability.  We are committed to creating a culture where all people feel valued, supported, and inspired to be themselves fearlessly, without judgement.  We believe that when all voices are heard, we honor and exemplify our core values and best serve our customers and communities.

Governance

Our overall corporate mission is to do good and help solve the world’s greatest health challenges. We are committed to making a difference in the world of individual and public health by enabling access to discovery and diagnostics. Our innovative diagnostic and specimen collection devices have significantly contributed to public health on a global basis.

In pursuing our mission, we are committed to operating our business in accordance with the highest moral, legal and ethical standards. As previously mentioned, we have adopted a Code of Business Conduct and Ethics in order to define the high standards under which all members of our Board and all of our employees are expected to operate. We also have an Anti-Corruption Policy, a Policy on Interactions with Healthcare Professionals and other policies which further require honest, ethical and lawful behavior. These policies are part of a broader compliance program designed to ensure that all policies and legal requirements are followed, that we make and sell high-quality products in accordance with applicable regulatory requirements and that we otherwise operate in a responsible, ethical and compliant manner.

INDEPENDENT BOARD CHAIRMAN

The positions of Chairman of the Board and CEO of the Company are held by different individuals, with the Chairman being independent of management.

Currently, the Company’s Chief Executive Officer does not hold the position of Chairman of the Board as the Company believes it is appropriate for the Board to be led by an individual who is independent of management. The Board has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Chairman and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on the Company’s day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing strategic advice and oversight of management. In the future, however, the Board may reconsider whether its Chief Executive Officer should also serve as Board Chairman or may elect to rotate the position of Board Chairman to other independent Directors.

DIRECTOR INDEPENDENCE

               Our Corporate Governance Guidelines require, among other things, that a majority of the members of the Board meet the independence requirements of the SEC and NASDAQ, on which our Common Stock is listed. Each year our Board, with assistance from the Nominating and Corporate Governance Committee, conducts a review of Director independence. The most recent annual review occurred in the first quarter of 2021, during which the Board considered transactions and  relationships, if any, between each Director and any member of such Director’s immediate family

A majority of our Directors are independent as required under applicable SEC and NASDAQ rules. All standing Board Committees consist of independent Directors.

and the Company. As a result of this review, the Board determined that Mara Aspinall, Michael Celano, James A. Datin, Eamonn P. Hobbs, Ronny B. Lancaster, Lelio Marmora and David J. Shulkin, M.D., are “independent,” as that term is defined in the applicable rules of NASDAQ and the SEC. Stephen S. Tang, Ph.D., was determined by the Board not to be independent because he is currently an executive officer employed by the Company. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors. All standing Committees of the Board are also comprised solely of independent Directors.

OVERSIGHT OF RISK MANAGEMENT

               As part of its oversight of the Company’s operations, the Board and Audit Committee monitor the management of risks by the Company’s executives. The Audit Committee reviews the risks that the Company may face and receives reports from senior management on the nature of these risks and the procedures and processes in place to manage and mitigate such risks. Substantive areas of risk reviewed by the Audit Committee include financial, legal, regulatory, operational, information technology, cybersecurity and employment matters. The Audit Committee provides a report to the full Board on the matters covered during each of its meetings, including

The Board and Audit Committee monitor the major risks facing the Company and the procedures and processes implemented by management to mitigate those risks.

its risk monitoring activities. In addition, senior management provides periodic reports to the full Board on the major risks facing the Company and the processes and procedures in place to manage such risks. Management also conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program, as described in greater detail in the Section of this Proxy Statement entitled, “Compensation Committee Matters.”

ANNUAL MEETING ATTENDANCE AND STOCKHOLDER COMMUNICATIONS

               The Board has approved a policy concerning Board members’ attendance at our Annual Meeting of Stockholders and a process for security holders to send communications to members of the Board. A description of the Board’s policy on annual meeting attendance is provided on our website, at www.orasure.com. As a general matter, each Board member is required to attend each Annual Meeting of Stockholders. Our 2020 Annual Meeting was attended by all members of the Board.

               Security holders may communicate with the Board by sending their communications to OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, fax: (610) 882-2275, email: corporatesecretary@orasure.com.

All Board members are required to attend each Annual Meeting of Stockholders. The entire Board attended the 2020 Annual Meeting.

COMMITTEES OF THE BOARD

               The Board currently has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Members of these committees are each “independent,” as defined in the Exchange Act and NASDAQ rules applicable to such Committees. In addition, the Board has determined that Michael Celano is an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. Each committee operates pursuant to a written charter, copies of which are available on our website, at www.orasure.com. Additional information on each standing committee is provided below:

AUDIT COMMITTEE
Committee Members*:

Responsibilities:

•      Oversees accounting and financial reporting process, internal controls and audits.

•      Consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied.

•      Appoints, evaluates and retains our independent registered public accounting firm.

•      Responsible for the compensation, termination and oversight of our independent registered public accounting firm.

•      Evaluates the independent registered public accounting firm’s qualifications, performance and independence.

•      Approves all services provided by the independent registered public accounting firm.

•      Monitors the Company’s major risk exposures and reviews risk assessment and mitigation policies.

•      Maintains procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

Mara G. Aspinall	(C, I)
Michael Celano	(,I)
James A. Datin	(I)
Lelio Marmora	(I)
David J. Shulkin, M.D.	(I)
Number of Meetings during fiscal 2020: 10

C – Committee Chair

– Determined by the Board to be an audit committee financial expert as defined under applicable SEC Rules.

I – Determined by the Board to be independent under applicable SEC and NASDAQ rules.

* - In April 2020, Dr. Shulkin was appointed as a Class I Director and a member of the Audit Committee and Nominating and Corporate Governance Committee.  Ms. Aspinall was appointed as Chairman of the Audit Committee in May 2020. In June 2020, Mr. Marmora was appointed as a Director and a member of the Audit Committee and Nominating and Corporate Governance Committee.

COMPENSATION COMMITTEE
Committee Members:

Responsibilities:

•      Oversees compensation for executives and non-employee Directors.

•      Reviews and recommends to the Board for approval the performance criteria and goals and objectives for CEO compensation.

•      In consultation with other independent non-employee Directors, evaluates the CEO’s annual performance.

•      Evaluates and recommends to the Board for approval the CEO’s compensation.

•      In consultation with the CEO, reviews and approves the compensation of other executive officers.

•      Establishes performance measures and goals and evaluates the attainment of such goals under performance-based incentive compensation plans.

•      Reviews compensation and benefits issues relating to the Company.

•      Reviews and recommends for Board approval, the terms of any employment or retirement agreements between the Company and each executive officer.

•      Periodically reviews and administers the Company’s Compensation Recoupment Policy for executive officers and non-employee Directors.

•      Reviews compliance with the Company’s Stock Ownership Guidelines.

Ronny B. Lancaster	(C, I)
Mara G. Aspinall	(I)
Michael Celano	(I)
James A. Datin	(I)
Eamonn P. Hobbs	(I)
Number of Meetings during fiscal 2020: 8

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Committee Members*:

Responsibilities:

•      Identifies, evaluates and recommends candidates for nomination or re-election to the Board.

•      Reviewsand makes recommendations to the Board on the range of skills, qualifications and expertise required for service as a Director.

•      Reviewsand recommends for Board approval the appropriate structure of the Board.

•      Reviews and recommends for Board approval the appropriate structure of Board committees, and recommends committee assignments and candidates for the position of Chairman of each committee.

•      Develops and recommends for Board approval a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics, and procedures for the implementation thereof.

•      Periodically reviews and recommends for Board approval the Board’s leadership structure, including whether the same person should serve as both CEO and Chairman of the Board.

•      Assists in the development of succession plans for the Company’s CEO and other executives.

•      Assists the Board in evaluating the independence of individual Directors for purposes of Board and committee service.

•      Develops and implements an annual self-evaluation process for the Board and its committees

Eamonn P. Hobbs	(C, I)
Ronny B. Lancaster	(I)
Lelio Marmora	(I)
David J. Shulkin, M.D.	(I)
Number of Meetings during fiscal 2020: 4

C – Committee Chair

I – Determined by the Board to be independent under applicable SEC and NASDAQ rules.

* - In April 2020, Dr. Shulkin was appointed as a Director and a member of the Audit Committee and Nominating and Corporate Governance Committee. In June 2020, Mr. Marmora was appointed as a Director and a member of the Audit Committee and Nominating and Corporate Governance Committee.

NOMINATION OF DIRECTORS

               Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Corporate Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred

Stockholders can nominate individuals to serve on the Board by following the procedures described in the Company’s Bylaws.

(100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, in order for notice by the stockholder to be timely, notice must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Corporate Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act.  The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of the stockholder and such beneficial owner; (ii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iii) a description of any arrangements or understandings between such stockholder and beneficial owner and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner or with respect to actions to be proposed or taken by such nominee if elected as a Director; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

               The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by stockholders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the stockholder makes a recommendation in accordance with the advance notification provisions set forth in the Company’s Bylaws.

DIRECTOR QUALIFICATIONS

The Board considers diversity, including personal factor such as race and gender, and other relevant factors in evaluating Director candidates.  In determining whether incumbent Directors will be nominated for re-election, we evaluate the individual’s background, experience and prior service as a Director.

               Although there is no formal policy governing Board diversity, the Nominating and Corporate Governance Committee considers diversity as one of many factors in identifying new candidates for the Board. Such diversity includes personal characteristics such as race and gender as well as diversity in background and skills and experience that relate to our Board’s performance of its responsibilities.  Currently, of the eight Directors on the Board, one is a woman, one is African-American and one is Chinese-American. The Nominating and Corporate Governance Committee does not assign specific weight to any particular criteria when reviewing candidates and may not apply the same criteria to all prospective nominees.

INSIDER TRADING

Our Insider Trading Policy prohibits trading by Directors, executive officers or employees who are in possession of material nonpublic information about the Company.

               We have a policy designed to prevent any trading in the Company’s Common Stock or other securities by Directors, executive officers and certain other employees of the Company and its affiliates while such person is in possession of material nonpublic information. The policy prohibits trading in the Company’s securities on the basis of material nonpublic information, requires preapproval of transactions in Company securities for Directors, executive officers and all other employees and establishes regular trading windows after each calendar quarter following the Company’s announcement of its quarterly financial results.

PROHIBITION AGAINST SHORT SALES, HEDGING AND PLEDGING

               We believe it is inappropriate for any employee of the Company or its affiliates or any member of the Board to engage in short-term or speculative transactions involving Company securities, including entering into financial instruments or engaging in other transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the market value of our Common Stock. As a result, our insider trading policy prohibits Directors, executive officers and all other employees from entering into transactions involving our Common Stock, such as short sales, the buying or selling of puts or calls, the purchase of securities on margin, prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar financial instruments. Our policy also prohibits employees and Directors from pledging shares of our Common Stock as collateral.

We have implemented several governance policies related to our Common Stock. Our policies prohibit short-term, speculative transactions in our stock, such as hedging, pledging and short sales.

STOCK OWNERSHIP AND RETENTION GUIDELINES

We have implemented stock ownership and retention guidelines for our CEO, other executives and members of the Board.

               The Board has adopted stock ownership and retention guidelines applicable to our President and CEO, our CFO and all of our other executive officers and all non-employee members of the Board. Under these guidelines, the covered individuals must meet the following ownership requirements, expressed either as a multiple of base salary (in the case of Company officers) or annual cash fees (in the case of non-employee Board members):

Covered Individual	Multiple of Base Salary or Director Fees
President and Chief Executive Officer	6x
Chief Financial Officer	2x
Other Executive Officers	1x
Non-Employee Directors	3x

               Any individual who becomes subject to the guidelines is required to meet the guidelines within five years. Any individual already subject to the guidelines who becomes subject to a higher ownership requirement, due to a promotion, a further amendment to the guidelines or an increase in compensation, is required to meet the new ownership requirement within five years following the effective date of promotion, change in compensation or guideline amendment. In determining whether an individual meets the required ownership requirement, shares owned directly or indirectly, restricted stock (including both time and performance-based) and shares deferred under our deferred compensation plan will be counted. Compliance will be determined as of December 31 of each fiscal year. The guidelines also require each covered individual to retain at least 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the individual’s holdings of Common Stock equal or exceed the applicable ownership requirement. As of December 31, 2020, all covered officers and non-employee Directors were in compliance with the stock ownership guidelines.

AUDIT COMMITTEE MATTERS

REPORT OF THE AUDIT COMMITTEE FOR THE YEAR ENDED DECEMBER 31, 2020

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Audit Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Audit Committee is composed of five (5) non-employee directors and operates pursuant to a Charter that was last amended and restated by the Board on May 18, 2020 (which can be found on the Company’s website at www.orasure.com).

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management, which included a discussion of not only the quality, but also the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed under applicable standards, including those in Public Company Accounting Oversight Board Auditing Standard No. 1301, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2021. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

Submitted by the Audit Committee of the Company’s Board of Directors:

Mara G. Aspinall, Chairman

Michael Celano

James A. Datin

Lelio Marmora

David J. Shulkin, M.D.

February 26, 2021

AUDIT FEES; AUDIT RELATED FEES; TAX FEES; ALL OTHER FEES

The following table presents fees for professional audit services rendered by KPMG LLP (i) for the audits of our annual consolidated financial statements and review of the financial statements in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2020 and 2019, and (ii) for the audits of our internal control over financial reporting as of December 31, 2020 and 2019. The following table also includes fees billed for other services rendered by KPMG:

	2020	2019
Audit fees[1]	$1,231,138	$1,095,750
Audit-related fees[2]	$50,000	$201,000
Tax fees[3]	$250,408	$216,512
Total fees	$1,531,546	$1,513,262

[1]

Includes fees related to the audits of our consolidated annual financial statements, interim reviews of our quarterly financial statements and audits of our internal control over financial reporting for each indicated year and procedures related to business combination transactions which occurred in 2020 and 2019. Includes fees for the preparation of a comfort letter for a stock offering under a shelf registration in 2020 and preparation of a written consent for a Registration Statement on Form S-8 in 2020 related to the OraSure Technologies, Inc. Stock Award Plan.

[2]	Includes fees for due diligence related to several acquisitions in 2020 and 2019.
[3]	During the fiscal years ended December 31, 2020 and 2019, KPMG was engaged to provide tax compliance, planning and consulting services.

PRE-APPROVAL PROCEDURES

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $50,000 between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG in 2020 and 2019 were approved in accordance with these practices.

COMPENSATION COMMITTEE MATTERS

The Compensation Committee assists the Board in developing and managing the compensation provided to executive officers of the Company and non-employee members of the Board. The Compensation Committee is responsible for developing and overseeing the implementation of the Company’s compensation philosophy and for setting executive compensation at levels that are sufficiently competitive so that the Company can attract, retain, motivate and reward high quality executives who can contribute to the Company’s success.

COMPENSATION PROCESSES AND PROCEDURES

Compensation for executives is established by the Compensation Committee in accordance with the compensation philosophy established under its charter as set forth in the CD&A Section of this Proxy Statement. In setting executive compensation, the Compensation Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the compensation practices of the Company’s peer group (as set forth in the CD&A) (“Peer Group”), the Company’s industry position and general industry compensation data. The Compensation Committee periodically retains independent compensation consultants to review our executive compensation practices and to assist in establishing competitive compensation levels for our executives.

ANNUAL PERFORMANCE EVALUATIONS

On an annual basis, the Compensation Committee and other non-employee Directors evaluate the performance of the CEO, based on the overall performance of the Company. The CEO also evaluates the performance of the other NEOs against their respective predetermined performance objectives. Annual performance objectives for the NEOs are established at the beginning of the applicable year and generally include two parts: (1) the Company’s overall target financial objectives, and (2) individual objectives in the functional areas for which the executive is responsible.

Depending on the Company’s overall performance and the extent to which an executive achieves his or her individual objectives for a particular year, the executive will be rated as “Does Not Meet,” “Does Not Consistently Meet,” “Meets Expectations,” “Exceeds Expectations” or “Outstanding.” On occasion, a blended rating such as “Meets/Exceeds” or “High Meets” will be used to indicate performance between the foregoing performance rating levels. The Compensation Committee uses the performance ratings and other factors to determine base salary adjustments, incentive cash bonuses and long-term incentive equity awards. Although this approach was also followed in evaluating Dr. Tang’s performance for 2020, Dr. Tang’s performance assessment is primarily based on the Company’s overall performance.

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of independent non-employee Directors who oversee our executive compensation program. Each year, the Compensation Committee determines or recommends (in the case of the CEO) the appropriate level of compensation for all NEOs. As an initial guideline, the Compensation Committee sets the total direct compensation opportunity (base salary, annual incentive bonus target, and long-term incentive equity target) for each of our executive officers within a range around the 50th percentile of comparable medical diagnostics and healthcare companies. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

The Compensation Committee generally determines an executive officer’s compensation based upon the objectives of our executive compensation program. The Compensation Committee makes compensation recommendations to the Board for the CEO and approves decisions for the other NEOs after careful review and analysis of appropriate performance information and market compensation data. Compensation for the CEO is approved by the independent members of the Board of Directors.

Beyond determining and recommending (in the case of the CEO) specific compensation for the NEOs, the Compensation Committee works with the executive management team to review and adjust compensation policies and practices to ensure that they remain consistent with the Company’s values and philosophy, support the recruitment and retention of executive talent, and help the Company achieve its business objectives.  The Compensation Committee also determines a market-based level of compensation for non-employee Directors.

ROLE OF THE CEO

The CEO provides performance assessments and recommendations to the Compensation Committee on the compensation for each executive of the Company. The CEO’s recommendations are based on his review of each executive’s performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation.

ROLE OF THE COMPENSATION CONSULTANT

To assist in the review of executive compensation and to obtain information regarding market trends and governance best practices, the Compensation Committee engages independent executive compensation consultants to analyze our executive compensation structure and plan designs, and to assess whether our compensation program is competitive and supports our goal of aligning the interests of our executive officers with those of our stockholders. Such consultants also provide the Compensation Committee with the Peer Group and other market data that is discussed in the CD&A, which the Compensation Committee evaluates when establishing programs and features and determining compensation for executive officers. In connection with its 2020 compensation decisions, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to provide market assessments of the target compensation for our executives and consult on the preparation of this Proxy Statement.

The Compensation Committee has the sole authority to approve any independent compensation consultant’s fees and terms of engagement. The Compensation Committee annually reviews its relationship with each consultant to ensure their independence. The process in 2020 included a review of the services Pay Governance provides, the quality of those services, and the fees associated with those services during the fiscal year as well as consideration of the factors impacting independence that NASDAQ rules require and a review of Pay Governance’s independence policy. The Compensation Committee concluded that there were no conflicts of interest that prevented Pay Governance from serving as an independent consultant to the Compensation Committee on executive compensation matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mara G. Aspinall, Michael Celano, James A., Datin, Eamonn P. Hobbs and Ronny B. Lancaster each served as members of the Compensation Committee during 2020, with Mr. Lancaster serving as Chairman. None of these Directors has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no Compensation Committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis, contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s 2020 Annual Report on Form 10-K Report and Proxy Statement for the 2021 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Ronny B. Lancaster, Chairman

Mara G. Aspinall

Michael Celano

James A. Datin

Eamonn P. Hobbs

March 28, 2021

EXECUTIVE OFFICERS

The table below provides information about the executive officers of the Company as of March 26, 2021. Officers of the Company hold office at the discretion of the Board.

Name[1]	Age	Position
Stephen S. Tang	60	President and Chief Executive Officer
Roberto Cuca	53	Chief Financial Officer
Lisa Nibauer	53	Executive Vice President, Business Unit Leader, Diagnostics
Kathleen G. Weber	54	Executive Vice President, Business Unit Leader, Molecular Solutions
Jack E. Jerrett	62	Senior Vice President, General Counsel and Chief Compliance Officer
Michele Miller	47	Vice President, Finance, Controller and Assistant Secretary

____________________

1Anthony Zezzo II, who served as the Company’s Executive Vice President, Business Unit Leader, Infectious Disease and was an executive officer during 2020, left the Company in June 2020. Ms. Nibauer joined the Company in May 2020.

Stephen S. Tang, Ph.D., President and Chief Executive Officer

Stephen S. Tang, Ph.D., became a member of the Board in April 2011 and served as the Company’s Chairman until he became the Company’s President and CEO on April 1, 2018. From January 2008 to March 2018, Dr. Tang served as President and Chief Executive Officer of the University City Science Center, an urban research park and business incubator owned by over thirty leading universities, medical schools and health networks in the greater Philadelphia, Pennsylvania area.  Prior to his tenure at the University City Science Center, Dr. Tang held senior management and business development positions with several firms in the life sciences industry, including Olympus America, Inc., Millennium Cell Inc. and A.T. Kearney Inc. Dr. Tang holds a B.S. degree in Chemistry from The College of William and Mary, an M.S. and Ph.D. in Chemical Engineering from Lehigh University and an M.B.A. from The Wharton School of Business at the University of Pennsylvania.

Roberto Cuca, Chief Financial Officer

Roberto Cuca joined the Company in May 2018, initially serving as Senior Advisor until his appointment as the Company’s Chief Financial Officer in June 2018.  Prior to joining the Company, Mr. Cuca served as Senior Vice President and Chief Financial Officer of Trevena, Inc., a clinical stage biopharmaceutical company, where he led the finance and investor relations functions and worked with senior management to establish and execute overall corporate strategy.  Prior to his tenure with Trevana, Mr. Cuca held various leadership positions in the finance organization of Endo Health Solutions Inc., a pharmaceutical company, including Treasurer and Senior Vice President, Finance, where he was responsible for capital raises and cash management, mergers, acquisitions and licensing transactions, tax planning and compliance, and risk management.  Before he joined Endo, Mr. Cuca served as the Director, Corporate and Business Development at moksha8 Pharmaceuticals, Inc., an emerging markets-focused pharmaceutical company, and as an equity analyst covering U.S. pharmaceutical companies at J.P. Morgan Chase & Co. Mr. Cuca received an M.B.A. from The Wharton School of the University of Pennsylvania, a Juris Doctor from Cornell Law School, and an A.B. from Princeton University.  Mr. Cuca is also a CFA Charterholder.

Lisa Nibauer, Executive Vice President, Business Unit Leader, Diagnostics

Lisa Nibauer joined the Company as Executive Vice President, Business Unit Leader, Diagnostics in May 2020. Prior to that, Ms. Nibauer spent eight years at BD Becton Dickinson, Inc. (“BD”), most recently as VP/GM, Global Medication Delivery Solutions. In that role, she had general management responsibility for $1.6 billion in annual revenue and a team of over 300 people globally and was also accountable for the Global Marketing function for the largest business unit in BD. Prior to that, Ms. Nibauer held the positions at BD of VP/GM, Global PreAnalytical Systems Business & Global Marketing and Senior Director, Global Blood Collection Acquisition Platform. Prior to joining BD, she held general management, sales and marketing positions with increasing responsibilities at Adlens Beacon Inc., Schering-Plough Consumer Healthcare (Bayer), General Mills, Elf Atochem, and ICI (now part of AstraZeneca, Henkel and AkzoNobel). Ms. Nibauer earned an M.B.A. from the UCLA Anderson School of Management and a B.S. in Chemical Engineering from Lehigh University.

Kathleen G. Weber, Executive Vice President, Business Unit Leader, Molecular Solutions DNA Genotek, Inc.

Kathleen G. Weber has served as the Executive Vice President, Business Unit Leader, Molecular Solutions at DNAG since January 1, 2019.  Prior to that, she served as the Senior Vice President and General Manager, Consumer Products at the Company since November 2012.  Prior to her time at OraSure, Ms. Weber served in executive leadership roles at Pfizer, Johnson and Johnson, and Wyeth.  Ms. Weber began her career in the finance industry at Chase Manhattan Bank (now known as JP Morgan Chase). Ms. Weber received a B.S. in business administration from Georgetown University and an M.B.A. from New York University’s Stern School of Business.

Jack E. Jerrett, Senior Vice President, General Counsel and Chief Compliance Officer

Mr. Jerrett has been the Company’s Senior Vice President, General Counsel and Chief Compliance Officer since February 2020.  He served as Senior Vice President and General Counsel since February 2003 and served as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett worked as an Associate at Morgan, Lewis & Bockius and held positions of increasing legal responsibilities with companies in the transportation and energy industries. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Michele Miller, Vice President, Finance and Controller

Michele Miller has been the Company’s Vice President, Finance and Controller since October 2018 and served as the Company’s Director, Financial Reporting since December 2011 and as Manager, Financial Reporting since August 2007.  Prior to joining the Company, Ms. Miller served as Manager, Financial Reporting at Knoll, Inc. and as an accountant with Beard Miller Company and Ernst & Young.  Ms. Miller received her B.S. in Accounting from Bloomsburg University and is a licensed Certified Public Accountant, a Chartered Global Management Accountant, and a member of the Pennsylvania and American Institutes of Certified Public Accountants.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2020 there have been no transactions with related persons that would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment, severance and retirement agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement.

Delinquent section 16(a) reports

Section 16(a) of the Exchange Act requires that our executive officers and Directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons who are employees and Directors of the Company in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the SEC and the NASDAQ. Based solely on a review of the copies of forms filed by or on behalf of the Reporting Persons and on written representations (if any) from each of the Reporting Persons, we believe that all Reporting Persons complied on a timely basis with all applicable filing requirements with respect to the year 2020, except for Kathleen Weber, the Company’s Executive Vice President, Business Unit Leader, Molecular Solutions. Due to an administrative error, a Form 4 required in connection with the sale of vested restricted stock by Ms. Weber under a 10b5-1 sales plan on December 23, 2020 was filed on January 4, 2021.

Compensation Discussion and Analysis - Table of Contents

Compensation Tables – Table of Contents

Summary Compensation Table	46
Grants of Plan-Based Awards	47
Outstanding Equity Awards at December 31, 2020	49
Option Exercises and Stock Vested	51
Retirement Benefits	51
Nonqualified Deferred Compensation	52

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Overview

This Compensation Discussion and Analysis, or CD&A, describes the material elements of the compensation of our NEOs and describes the objectives and principles underlying the Company’s executive compensation program, the compensation decisions we have recently made under this program and the factors we considered in making these decisions.

Our NEOs for 2020 who are covered in this CD&A include:

Name	Position
Stephen S. Tang, Ph.D.	President and Chief Executive Officer
Roberto Cuca	Chief Financial Officer
Lisa Nibauer	Executive Vice President, Business Unit Leader, Diagnostics
Kathleen G. Weber	Executive Vice President, Business Unit Leader, Molecular Solutions
Jack E. Jerrett	Senior Vice President, General Counsel and Chief Compliance Officer
Anthony Zezzo, II1	Former Executive Vice President, Business Unit Leader, Infectious Disease

_________________

1 Mr. Zezzo retired from the Company in June 2020 and was replaced by Ms. Nibauer who joined the Company in May 2020.

2020 Performance

The following charts describe our consolidated financial performance during the last three fiscal years, expressed in dollars (thousands).

__________

12018 operating income includes $9.6 million in executive transition costs and $1.2 million in transaction costs   associated with two acquisitions. 2019 operating income includes a $10.1 million gain related to the sale of the Company’s cryosurgical systems business, $664,000 of income associated with the change in the fair value of acquisition-related contingent consideration, and $1.8 million of transaction costs associated with the acquisitions in 2019. 2020 operating loss includes $1.1 million of income associated with the change in the fair value of acquisition-related contingent consideration, and $393,000 of transaction costs associated an acquisition in 2020. 2020 operating loss also reflects a significant investment in research and development activities associated with the development of COVID-19 testing products.

Despite the negative impact of the COVID-19 pandemic on our core business, we delivered a strong financial performance during 2020. Our consolidated net revenues for the year rose 11% over 2019. This included a 45% increase in revenues from our Molecular Solutions business unit.  This increase was primarily the result of almost $50 million in sales of sample collection devices for COVID-19 molecular testing. Sales of our international HIV products also rose 16% from 2019, driven primarily by higher sales of our HIV self-test in Africa. These increases more than offset declines in other parts of our business caused by the COVID-19 pandemic.  As a result, we made no COVID-19 related adjustments to the funding objectives for our 2020 incentive bonus plan or PRU performance measures and the Compensation Committee applied no positive discretion in determining performance and payouts for our NEOs.

2020 Business Highlights

Business highlights from 2020 and the principal factors driving our financial performance are summarized below:

•Total net consolidated revenues for the full year 2020 were $171.7 million, an 11% increase over 2019.
•Total 2020 product and services revenues for our Molecular Solutions business were $102.8 million, an increase of 45% over 2019.
•Full year 2020 international sales of our HIV products grew 16% over 2019.

•During 2020, our Molecular Solutions business generated almost $50 million in sales of sample collection devices for COVID-19 molecular testing.  This revenue, along with the growth in international HIV sales, more than offset the negative impact of the COVID-19 pandemic on our other businesses.

•Our molecular sample collection kits were included in eight Emergency Use Authorizations (“EUAs”) granted by the U.S. Food and Drug Administration (“FDA”) to our customers for use in COVID-19 testing.

•We separately obtained EUAs for two of our molecular collection devices for use in COVID-19 testing and these devices received interim authorization for use in COVID-19 testing in Canada.

•We completed development and initiated the EUA process for our laboratory-based oral fluid COVID-19 antibody assay and made substantial progress towards the development of a rapid COVID-19 antigen test.

•We began to substantially expand our manufacturing capacity in order to enable us to meet the expected significant demand for our new COVID-19 assays and molecular collection devices for COVID-19 testing.

•We completed the acquisition of UrSure, Inc. which adds the capability to develop and commercialize products that measure adherence to HIV medications, including pre-exposure prophylaxis or PrEP, the daily medication to prevent HIV, and anti-retroviral medications to suppress HIV.

•In response to the COVID-19 pandemic, we implemented a number of safety protocols and modified the way we do business in order to protect our employees, subcontractors and customers.
•We established a Diversity, Equity and Inclusion Council in order to help drive diversity, equity and inclusion throughout our organization.
•We established a Sustainability Committee to focus on steps we can take to reduce our carbon footprint and environmental impact on the communities we serve.

2020 NEO Compensation at a Glance

NEO compensation for 2020 was as follows:

•

Base Salary: The base salaries paid to our senior management (including the NEOs) during 2020 increased from 2019 by 3.3% on average. Salary adjustments for 2020 were based on the performance of each executive and the Company during 2019, the marketplace compensation data provided to the Compensation Committee in 2019 by its compensation consultant and the Company-wide average salary merit increase budget of 3.0%. Generally, an executive’s annual salary adjustment tended to be at the higher end of the range budgeted by the Company if the executive received a performance rating of “Meets Expectations” or better and such executive’s pre-adjustment salary level was below the 50th percentile for his or her position as reflected in marketplace and the Peer Group compensation data.  The increase in Dr. Tang’s base salary reflects a merit increase of 2.5%. Additional detail on these salaries is provided in the “2020 Base Salaries” Section, below.

NEO	2019 Performance Rating	2019 Salary	2020 Salary	Change (%)
Stephen S. Tang, Ph.D.	Meets	$609,000	$624,225	2.50%
Roberto Cuca	High Meets	$426,413	$439,205	3.00%
Lisa Nibauer[1]	N/A	N/A	$410,000	N/A
Kathleen G. Weber	High Meets	$355,000	$365,650	3.00%
Jack E. Jerrett[2]	Exceeds	$380,152	$415,358	9.26%
Anthony Zezzo, II3	Low Meets	$418,726	$418,726	0.00%

____________

1Ms. Nibauer joined the Company in May 2020 and the 2020 salary reflects her annualized salary for the full year.

2Mr. Jerrett’s 2020 salary reflects a 4% merit increase plus a $20,000 adjustment to reflect his assumption of additional responsibilities as the Company’s Chief Compliance Officer in early 2020.

3Mr. Zezzo retired from the Company in June 2020 and was replaced by Ms. Nibauer.  The 2020 salary reflects his annualized salary for the full year.

•

Annual Incentive Bonuses: Incentive cash bonus awards for 2020 performance ranged from 173% to 242%[1] of target for each of the NEOs.  The bonus amounts were above the applicable targets for Dr. Tang and the other NEOs, primarily due to the strong financial performance of the Company, despite significant challenges caused by the COVID-19 pandemic, as described under “2020 Business Highlights in Detail” Section, above. Additional detail on these bonus payments is provided in the “2020 Annual Incentive Cash Bonuses” Section, below.

			Actual 2020 Bonus Payments
NEO	2020 Performance Rating	2020 Target (% Salary)	($)	(% Salary)	(% Target)
Stephen S. Tang, Ph.D.	Outstanding	85%	$1,239,196	199%	234%
Roberto Cuca	Outstanding	50%	$493,886	112%	225%
Lisa Nibauer[1]	Exceeds	40%	$340,464	83%	208%
Kathleen G. Weber	Outstanding	40%	$354,242	97%	242%
Jack E. Jerrett	Meets	40%	$287,428	69%	173%
Anthony Zezzo, II	N/A2	40%	$289,758	69%	173%

___________________

1Ms. Nibauer also received a sign-on bonus of $50,000 when she joined the Company in May 2020.

2Pursuant to his retirement agreement, Mr. Zezzo’s bonus payment under the 2020 Incentive Plan was equal to 40% of his base salary, subject to adjustment to reflect the actual bonus pool funding approved by the Board.

•

Long-Term Incentive Awards: Incentive equity awards granted to Dr. Tang and the other NEOs (except for Ms. Nibauer who received an onboarding equity award) in February 2020 were based on the Company’s financial performance and/or each executive’s performance during 2019, as described under the “2020 Base Salaries” Section, below. The value of the awards ranged from 119% to 200% of each executive’s base salary, as shown below. The NEOs received equity awards consisting of 50% time-vested RS and 50% PRUs.

			2020 Equity Awards
NEO	2019 Performance Rating	Target Range (% Salary)	($)	(% Salary)
Stephen S. Tang, Ph.D.	Meets	150%-250%	$1,218,000	200%
Roberto Cuca	High Meets	105%-175%	$686,525	161%
Lisa Nibauer[1]	N/A	95%-155%	$499,995	122%
Kathleen G. Weber	High Meets	95%-155%	$465,938	131%
Jack E. Jerrett	Exceeds	95%-155%	$513,205	135%
Anthony Zezzo, II	Low Meets	95%-155%	$497,237	119%

_______________________

1 Ms. Nibauer received an onboarding equity award when she joined the company in May 2020 consisting of 50% time-vested RS and 50% PRUs, with terms substantially the same as the terms of awards made to the Company’s other executives in February 2020.  The indicated amount reflects the aggregate grant date fair value of the award on May 11, 2020.

Additional information regarding NEO compensation for 2020 is provided below in this CD&A and in the accompanying tables, including the Summary Compensation Table (“SCT”) set forth below.

Pay for Performance

We follow a pay-for-performance approach in compensating executives. Our program pays executives for performance by rewarding the achievement of predetermined financial and/or strategic objectives.

A significant portion of each NEO’s compensation is paid out in variable and long-term compensation that is intended to align such compensation with the long-term interests of our stockholders. Both our annual and long-term compensation are tied to the Company’s overall performance in a variety of ways, including our financial results and share price performance. A further discussion of our pay mix for the NEOs is set forth in the “Pay Mix” Section, below.

One aspect of our compensation program is the use of performance targets to incentivize management to achieve improved financial results on a year-to-year basis. For many years, annual financial objectives have been used to determine the amount of pool funding available to pay individual awards under our annual cash bonus plan.  These objectives are generally set at levels intended to incentivize annual financial growth.  A combination of financial and strategic objectives may also be considered, and in the past have been used, where the Compensation Committee and the Board desire to incentivize management to meet certain near-term strategic objectives which could help drive improved financial performance in a year with increased financial uncertainty.  Each year the Compensation Committee and the Board evaluate whether financial objectives, strategic objectives, or some combination thereof, would provide the most appropriate near-term incentives for our NEOs to achieve improved financial performance.

In addition, for the past several years we have followed a policy of granting annual equity awards to executives that consist of 50% PRUs and 50% time-vested RS. The PRUs will only vest if (i) the NEO remains employed by the Company for three years following the date of grant and (ii) the performance criteria determined by the Committee and the Board are met. For the PRUs granted in 2020, a compound annual growth target for consolidated net revenues for the three-year period 2020-2022 and a one-year income before income taxes (“IBIT”) target for the fiscal year 2020 were established as the performance criteria. The time-vested RS portion of the award vests in equal annual installments over the three-year period following the grant date, subject to the NEO’s continued employment by the Company.

We believe the performance targets in the PRUs and the three-year service periods applicable to both the RS and PRU awards complement the short-term incentives in our annual bonus plan. We also believe the combination of the structure of our annual bonus plan and the structure of our equity award policy appropriately incentivize management to deliver substantially improved financial performance both on an annual basis and over a longer term period and help drive long-term growth in stockholder value.

As noted above, despite the significant pandemic-related impact on our business, we made no COVID-19 adjustments to the funding objectives for our 2020 incentive bonus plan or PRU performance measures and the Compensation Committee applied no positive discretion in determining performance and payouts for our NEOs.

Compensation Governance Practices

We are committed to maintaining good corporate governance and practices. As a result, and in response to input from stockholders, the Compensation Committee and the Board have adopted a number of changes over the past several years to specifically respond to stockholder concerns and better align our compensation program with performance. The most significant of these changes was the adoption of PRUs for 50% of the value of annual long-term equity awards for our executives. These changes and certain other important aspects of our compensation practices are summarized below:

Performance Mix – The vast majority of our NEOs’ compensation is performance-based. For example, approximately 80% of Dr. Tang’s 2020 annual compensation opportunity consists of an incentive cash bonus and equity award, both of which are performance-based and varying with some combination of financial, strategic and/or share price performance. For the other NEOs (other than Mr. Zezzo), 66% of their aggregate annual compensation consists of performance-based compensation.

Diversified and Performance Based Portfolio – Our executive compensation consists of a mix of cash/equity, fixed/variable and short-term/long-term compensation.

Performance Vested Equity – 50% of our NEOs’ annual equity awards consist of PRUs that will not vest until three years after the grant date and only if certain performance measures are met during the three-year period.

Long-Term Focus – Equity awards are subject to long-term vesting requirements, with time-vested RS vesting over 3 years. PRUs also vest only after three years. Structuring our equity awards in this manner helps align the interests of our executives with the long-term interests of our stockholders.

Target Bonus Objectives – Our annual bonus pool is funded based on the achievement of annual financial objectives, strategic objectives or a combination thereof, in order to incentivize management to achieve improved financial performance on a year-over-year basis.

Limited Bonus Pool Discretion – The aggregate bonus pool funding for annual cash bonuses is determined pursuant to a plan funding formula tied to the Company’s achievement of specific financial objectives. The Board and Compensation Committee can make discretionary adjustments to the pool, but such adjustments are limited to +/– 10% of the pool amount determined under the plan’s self-funding formula.

Balanced Performance Metrics – Variable compensation is based on a combination of corporate and individual performance, measured over varying timeframes to help ensure balanced incentives for executives.

Change-in-Control Severance and Tax Gross Ups – Our policy is that employment agreements with our executives provide for “double trigger” change-in-control severance rather than “single trigger” change-in-control severance and do not provide for a 280G income tax gross up.  This policy was most recently followed in the employment agreement for Lisa Nibauer, who was hired as the new head of our Diagnostics business unit in May 2020.

Strong Stock Ownership and Retention Conditions – We have implemented stock ownership requirements of six (6) times salary for our President and CEO, two (2) times salary for our CFO and one (1) times salary for other NEOs.

Prudent Benchmarking – The total compensation paid to our executives is targeted at the 50th percentile of our Peer Group of comparable companies based on achievement of performance objectives. We use a Peer Group consisting of companies in the medical diagnostic and healthcare industries comparable in size to the Company based on total revenues and market value.

Independent Compensation Consultants – The Compensation Committee regularly utilizes independent compensation consultants to provide compensation governance, design and benchmarking advice. During 2020, the Compensation Committee engaged Pay Governance as its independent consultant.

Recoupment Policy – The Company maintains a compensation recoupment or “clawback” policy, under which we will seek to recover excess compensation paid to an executive if our financial statements are restated due to misconduct by that executive.

No Repricing – Our LTIP prohibits both the repricing and repurchase of underwater stock options or other equity awards without stockholder approval.
No Perquisites – As a general matter, we do not provide executives with any perquisites that are not offered to all employees of the Company.
Risk Review Process – We periodically assess the risks associated with our compensation programs.
No Hedging - Our policy prohibits Directors and NEOs from engaging in hedging activities with respect to our stock.
No Pledging – Our Directors and NEOs are not permitted to pledge our stock.
Confidentiality/Non-Compete Agreements – Our NEOs are subject to confidentiality and non-compete agreements.

Realizable Pay vs. TSR

To ensure that our executive compensation program and compensation levels are consistent with our pay-for-performance philosophy, we evaluated the degree of alignment between our CEO’s total realizable pay versus our TSR over the prior three fiscal years (2018 to 2020) relative to our Peer Group. The graph below shows the comparison of our three-year TSR and “realizable pay” relative to our Peer Group.

Dr. Tang’s compensation for each year includes base salary, incentive cash bonus and all other compensation reported in the Summary Compensation Table. Equity awards are valued using the closing stock price on December 31, 2020 for each company in our Peer Group. Restricted stock and restricted unit awards are valued by multiplying the number of shares or units by the applicable closing stock price.  The number of restricted units included in the calculations for Dr. Tang reflects a payout based on the Company’s currently expected performance against the applicable performance measures for those awards.  Option awards are valued as the difference between the closing stock price on December 31, 2020 and the exercise price multiplied by the number of option shares granted during the period. An option award with an exercise price greater than the closing stock price on December 31, 2020 is valued at $0.

As indicated by the graphical display of this realizable pay versus performance analysis relative to peers, there is reasonable alignment between our TSR performance (which is only one perspective in assessing our performance) and the realizable pay for our CEO relative to our Peer Group companies. This analysis confirms the strong link between pay and performance embedded in our compensation program.

Realizable Pay vs. SCT Compensation

As described further below, we believe long-term equity awards are a key incentive for our executives to drive the Company’s long-term growth and align the interests of our executives with those of our stockholders. The SCT includes the estimated value of long-term incentive equity awards at the time of grant based on the accounting valuation determined under ASC 718. The actual value of these awards that may be realizable by our executives may vary from these accounting-based estimates depending on the Company’s financial and stock performance and can differ significantly from what is reported in the SCT.

A comparison of the realizable value of long-term equity incentive awards as of December 31, 2020 against the values reported in the SCT indicates how compensation outcomes may be impacted by our performance. Such a comparison also shows the degree of alignment between our stock performance and the level of compensation provided to executives.

The table below compares the compensation values reported in the SCT and the value of realizable pay (“RP”) for the compensation awarded during the three-year period 2018 to 2020 for our CEO, Dr. Tang.

Our CEO’s RP for the three years 2018–2020 of $7.5 million is 3% above the CEO’s $7.3 million SCT compensation for the same period. This shows a close alignment between actual pay and performance versus expectations as reflected in the aggregate STC values for the last three years.

Pay vs. Other Company Measures of Performance

While TSR is a common measure of performance that is often used to evaluate a company’s compensation practices, we consider other performance measures to be, at times, more reflective of the success of our business and more important as an incentive to focus our leaders on key priorities. It is important to recognize that our TSR can be extremely volatile, as evidenced by the substantial movements in our stock price during the past several years. Our TSR can be, and often is, influenced by a variety of macro-economic factors that are outside the control of our executives. The following summarizes our one-year TSR during the period 2013-2020:

	2013	2014	2015	2016	2017	2018	2019	2020
TSR	(12%)	61%	(37%)	36%	115%	(38%)	(31%)	32%

The foregoing price changes were not solely tied to our underlying performance. For example, our stock price declined in 2015 and 2018 even though we achieved record financial performance with substantial growth and strong profitability in those years.

As a result, while our executive compensation opportunities do not follow a linear relationship with TSR, the pay realizable to our executives (as noted above for our CEO) should and does demonstrate a clear relationship with both TSR and financial results. We have tried to align our executive compensation with performance results that are part of our overall business strategy that we believe will drive stock price improvement and increased value for our stockholders over the longer term.

When establishing and evaluating our executive compensation program generally, and performance-based incentive plans in particular, we believe that TSR alone will not always immediately account for the value of our accomplishments and, in many cases, it may take time for the impact of our strategic and other accomplishments to be fully reflected in the value of our stock. Thus, while obviously important, TSR is only one of several factors we consider in making compensation decisions for our executives.

Say-on-Pay Results in 2020 and the Company’s Response

At our 2020 Annual Meeting, stockholders were asked to vote on an advisory (non-binding) basis on the compensation paid to our NEOs for 2019. We obtained strong stockholder support for our NEO compensation for 2019 with approximately 94% of stockholder votes cast in favor of our “say-on-pay” or SOP resolution. Even with this overwhelmingly positive response, we continued our historical approach to contact certain of our major stockholders in order to continue to understand their views regarding our compensation practices. Overall, we attempted to contact stockholders who, in the aggregate, beneficially held approximately 36% of our outstanding Common Stock. As a general matter, our stockholders either did not respond or indicated that they saw no need to meet with us despite having done so in the past. One stockholder we met with supported the compensation changes made over the past several years and indicated there was good alignment of management goals and compensation.  This stockholder also believed that the use of more equity compensation and TSR as a performance measure should be considered by the Board in order to further align our executive compensation with the interests of stockholders.

We believe our stockholder engagement has been and continues to be beneficial for the Company and our stockholders. The feedback we received reaffirms that the compensation changes we made in recent years were responsive to stockholder concerns and our executive compensation is strongly aligned with performance. Based on this feedback, no material changes to our executive compensation program were made, although the Board intends to consider the specific feedback received in making future compensation decisions.  We also intend to continue ongoing dialogue with our stockholders to ensure that our executive compensation programs are well understood by all stakeholders and that we remain responsive to stockholder concerns.

Compensation Risk Assessment

Management periodically conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program. In its review, management considers the attributes of the Company’s policies and practices and other factors, including:

•	The mix of fixed and variable compensation opportunities;
•	The balance between annual and long-term performance opportunities;
•	The corporate and individual performance objectives established for annual and long-term incentive compensation;
•	The internal controls and procedures in place to mitigate risks facing the Company, including the Company’s “clawback” policy and stock ownership guidelines; and
•	The risk that unintended consequences could result from various aspects of the Company’s compensation policies and practices.

Based on its consideration of the foregoing, management believes that the Company’s policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize employees to take unnecessary or excessive risks. The Company has also concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION PHILOSOPHY

The primary objectives of our compensation program for executive officers are to:

Set compensation opportunities at levels sufficient to attract and retain high quality executives, to motivate them to contribute to our success and to reward them for performance.
Ensure the compensation opportunities provided align the interests of executives with the interests of our stockholders.
Focus our executives on both short and longer-term individual and Company priorities established by the Board and appropriately reward them for performance against these objectives.

The total direct compensation provided to each executive consists of an annual base salary, an annual incentive cash bonus and long-term incentive equity awards. The amount of the incentive cash bonus and the size of annual incentive equity awards are variable and depend on an executive’s and the Company’s achievement of predetermined financial and other objectives. As a result, a substantial portion of each executive’s annual compensation is based on performance.

BENCHMARKING

We believe it is useful to regularly compare our compensation program against compensation paid to executives at other comparable medical diagnostic and healthcare companies. With the assistance of Pay Governance, an independent compensation consultant engaged by the Compensation Committee, we have selected a Peer Group of companies using criteria based on industry, revenues and market capitalization and a competitive assessment of our executive compensation was prepared.

The Compensation Committee seeks to set total direct compensation opportunity levels for each executive near the fiftieth (50th) percentile of amounts paid by the Peer Group of companies for performance consistent with the Company’s target financial and other business plans for the applicable year. Use of the fiftieth (50th) percentile is intended as a market-based reference and not as a strict target or limit. As a result, the total direct compensation opportunity and the value of specific compensation components for individual executives may fall below or exceed the fiftieth (50th) percentile depending on the experience and individual performance of the executive, the criticality of his or her role, the executive’s contribution to our business, and other factors.

Based on advice from Pay Governance, the Compensation Committee decided not to make changes to the Peer Group most recently used for benchmark purposes.  The following provides information about the Peer Group used by the Compensation Committee in setting executive compensation and how we compare to these companies (all dollars in millions):

Peer Company[1]	FY 2020Revenue[2]	12/31/20 Market Capitalization	Primary Industry
Anika Therapeutics, Inc.	$128	$643	Biotechnology
AtriCure, Inc.	$207	$2,506	Healthcare Equipment
Atrion Corporation	$148	$1,175	Healthcare Supplies
Cardiovascular Systems, Inc.	$237	$1,756	Healthcare Equipment
Endologix, Inc.[3]	N/A	N/A	Healthcare Supplies
Enzo Biochem, Inc.	$76	$121	Healthcare Services
Fluidigm Corporation	$138	$445	Life Sciences Tools and Services
Harvard Bioscience, Inc.	$102	$167	Life Sciences Tools and Services
Lantheus Holdings, Inc.	$339	$902	Healthcare Supplies
Luminex Corporation	$417	$1,076	Life Sciences Tools and Services
Meridian Bioscience, Inc.	$254	$806	Healthcare Supplies
NeoGenomics, Inc.	$444	$5,978	Life Sciences Tools and Services
Quidel Corporation[4]	$1,662	$7,557	Healthcare Supplies
Surgalign Holdings, Inc.[5]	$298	$175	Healthcare Supplies
STAAR Surgical Company	$163	$3,652	Healthcare Supplies

	FY 2020Revenue[1]	12/31/20 Market Capitalization

25th Percentile	$141	$ 494
Median	$222	$ 989
75th Percentile	$329	$2,319
OraSure Technologies, Inc.	$172	$ 759
Percentile Rank	40%	36%

1 Data collected from Standard & Poor’s Capital I.Q. database.

2 FY2020 data is not yet available for Anika Therapeutics, Harvard Bioscience and Surgalign Holdings.  Reflects last twelve months revenue as of September 30, 2020.

3 Endologix was delisted from NASDAQ effective August 2020, therefore FY2020 financials are not available.

4 Quidel reflects record revenue in 2020, fueled by strong demand for its coronavirus tests.

5 RTI Surgical Holdings acquired Holo Surgical and changed its name to Surgalign Holdings.

In preparing its 2020 competitive assessment of executive compensation, Pay Governance compared the compensation of our NEOs with a 50/50 blend of proxy data from the Peer Group and data for each NEO position from the 2020 Radford Global Life Sciences Survey. Since compensation market data can be volatile from year to year, the Compensation Committee believes a blend of specific Peer Group proxy data and broader survey data better reflect market trends and practices.

Based on its review of the Pay Governance assessment, the Compensation Committee decided not to make any changes to our executive compensation program.

2020 EXECUTIVE COMPENSATION COMPONENTS

Overview

Our compensation program consists of the following components:

Compensation	Form of Compensation	Purpose
Base Salary	Cash	Base salaries provide fixed compensation necessary to attract and retain key executives.
Annual Incentive Bonus Awards	Cash	Annual incentive bonus awards provide performance-based incentives to our executives to achieve both Company-wide financial and strategic goals and the executives’ individual performance objectives.
Long-Term Incentive Awards	Performance-Vested Restricted Units and Time-Vested Restricted Stock

The largest component of our executive compensation is paid in equity. Annual LTIP awards for the NEOs consist of 50% PRUs and 50% time-vested RS in order to provide a strong link between pay and performance.

Benefits	401(k) Plan Health and Welfare Benefits

Retirement and health and welfare benefits provide a complete compensation package that is competitive with the market and addresses the needs of all employees and their families, including our executives.

Employment Agreements	Cash severance and accelerated equity vesting	Severance and accelerated equity vesting are provided to our executive officers in order to ensure continued focus on the strategic matters of the Company during potentially uncertain times.

Pay Mix

We follow a pay-for-performance approach to executive compensation, with a significant portion of our executives’ compensation consisting of annual incentive cash bonuses and long-term equity awards that are based on the executives’ and the Company’s achievement of predetermined performance objectives.

The following charts illustrate the relative proportion of 2020 base salaries compared to the performance-based elements of our executive compensation for Dr. Tang and the other NEOs (except for Mr. Zezzo).

Approximately 80% of Dr. Tang’s aggregate compensation and 66% of the other NEOs’ aggregate compensation for 2020 consisted of performance-based compensation.

Compensation Components in Detail

2020 Base Salaries

Annual base salaries paid in 2020 to our NEOs were established by the Compensation Committee at the beginning of 2020 based on a review of the Company’s performance and the individual contributions of each officer compared to pre-established performance objectives for 2019. The Compensation Committee also considered the Company’s budget for expected salary adjustments, salary levels paid at the Peer Group companies and recommendations provided by the compensation consultant engaged to assist the Compensation Committee.

Based on these factors, the Compensation Committee approved an annual base salary increase for our senior management averaging approximately 3.3%. This was consistent with our Company-wide budgeted average salary increase of 3.0%. Individual salary increases for 2020 were determined by using the following guidelines:

Performance Rating	Merit Increase Range
Outstanding	5.0% - 7.0%
Exceeds Requirements	3.0% - 4.0%
Meets Requirements	2.0% - 2.5%
Does Not Consistently Meet	1.0% – 1.5%
Does Not Meet Requirements	0%

In evaluating Dr. Tang’s and the Company’s performance, the Compensation Committee recognized the significant strategic accomplishments achieved during 2019 with the acquisitions of CoreBiome, Diversigen and Novosanis and the strategic divestiture of the Company’s cryosurgical systems business.  Although 2019 revenues came in below expectations, the Compensation Committee recognized that was driven largely by developments outside of management’s control within the consumer genomics market, the strategic divestiture of the Company’s cryosurgical business and the reduced federal funding associated with the development of the Company’s Ebola and Zika tests.  Finally, the Compensation Committee recognized the underlying strength in the Company’s business, as evidenced by the continued strong performance of its OraQuick® HIV Self-Test product line, increased domestic HCV sales, and the strong growth delivered by the Company’s microbiome products and services business.

In view of the foregoing, the Compensation Committee determined that Dr. Tang should receive a Meets performance rating for 2019 as a reflection of the mix of achievements during the year.  The remaining NEOs were evaluated based on individual objectives established for their respective positions.

As a result of these performance ratings, the Compensation Committee approved the 2020 salary levels set forth below for the NEOs. Dr. Tang’s new salary reflected a 2.5% merit increase in view of his Meets performance rating.

NEO	2019 Performance Rating	2019 Salary	2020 Salary	% Increase
Stephen S. Tang, Ph.D. President and Chief Executive Officer	Meets	$609,000	$624,225	2.50%
Roberto Cuca Chief Financial Officer	High Meets	$426,413	$439,205	3.00%
Lisa Nibauer Executive Vice President, Business Unit Leader, Diagnostics	N/A	N/A	$ 410,000[1]	N/A
Kathleen G. Weber Executive Vice President, Business Unit Leader, Molecular Solutions	High Meets	$355,000	$365,650	3.00%
Jack E. Jerrett Senior Vice President General Counsel and Chief Compliance Officer	Exceeds	$380,152	$415,358[2]	9.26%
Anthony Zezzo, II Former Executive Vice President, Business Unit Leader, Infectious Disease	Low Meets	$418,726	$418,726[3]	0.00%

1 Represents annualized salary for Ms. Nibauer because she joined the company in May 2020 and, therefore, employed for only a portion of 2020.

2Represents a 4% merit increase plus a $20,000 adjustment as a result of Mr. Jerrett assuming responsibility as the Company’s Chief Compliance Officer in early 2020.

3Represents annualized salary for Mr. Zezzo because he retired in June 2020 and was, therefore, employed for only a portion of 2020.

2020 Annual Incentive Cash Bonuses

Annual cash bonuses are included as part of executive compensation because the Compensation Committee and Board believes that a significant portion of each executive’s compensation should be structured as a variable incentive focused on short-term priorities relating to both the overall performance of the Company and the individual contributions of the executive. On an annual basis, the Compensation Committee has adopted, with approval of the Board, an incentive plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

When establishing the terms of the Incentive Plan, the Compensation Committee and the Board evaluate which funding objectives will provide the most appropriate incentives for our NEOs to improve our annual financial performance.  In recent years, bonus pool funding has been based solely on the achievement of annual financial objectives.  Strategic objectives may also be (and in the past have been) used in combination with annual financial objectives where there is greater financial uncertainty facing the Company and the Compensation Committee and the Board desires to incentivize our NEOs to take near-term strategic steps required to drive annual financial growth and stability.  In general, the Compensation Committee and the Board will choose those funding objectives, whether they be financial, strategic, or a combination thereof, which in their judgement provide the most appropriate incentive for management to drive improved financial performance on a year-over-year basis.

Where funding is based on the achievement of financial objectives, if the Company meets the Target levels for all funding objectives, the pool is initially funded at 100% of the aggregate projected bonuses for all participants in the Incentive Plan adjusted to reflect a normal range or mix of performance assessments (i.e., Outstanding, Exceeds, Meets, Does Not Meet), which increases or decreases the total amount of individual bonuses to be paid to participants. Unless circumstances require otherwise, the pool generally is initially funded at 50% of the aggregate projected bonuses if all of the Threshold levels are met and at 100% of the aggregate projected bonuses if all of the Target levels are met.  High and Maximum objective levels may also be set, which would result in funding up to 150% and 200%, respectively, of the aggregate projected bonuses. A linear interpolation of the amount of funding for each target objective is made where a particular performance is between the pre-established performance levels. To the extent the performance level for a funding objective is below the Threshold level, generally there is no funding for that particular objective.

The amount of the cash bonus pool is determined by the Compensation Committee and recommended for Board approval. The Compensation Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect differences in the mix of actual performance assessments of the participants or market conditions affecting the Company or other factors. However, the Compensation Committee and Board have limited their ability to make discretionary bonus pool adjustments to +/- 10% of the pool size otherwise determined pursuant to the funding formula under the Incentive Plan. The cash bonus pool is used to pay bonuses not only to the Company’s NEOs, but also to all other officers and certain higher-level employees of the Company and its subsidiaries.

Individual payments from the bonus pool to executives are generally calculated using a formula that considers the size of the bonus pool, the executive’s achievement of individual performance objectives, the number of individuals participating in the Incentive Plan at the time bonuses are awarded and the executive’s target bonus percentage. Bonuses are paid based on an assessment of each executive’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s annual base salary.

If an executive officer has met or exceeded his or her individual performance objectives and/or the Company’s expectations for the applicable year, he or she may be eligible to receive up to 150% of his or her target bonus, depending on the size of the bonus pool. The Compensation Committee and Board retain the discretion to adjust an individual executive’s performance evaluation and to increase or decrease the bonus paid to such individual to reflect the specific contributions of that executive, the Company’s overall performance, market conditions or other circumstances. The following guidelines are used to determine the multiple of an executive’s target bonus, or individual performance factor, to be used to calculate a bonus payout based on the executive’s performance rating for the applicable year:

Performance Rating	% Target Bonus
Outstanding	125%-150%
Exceeds	101% - 175%
Meets	100%
Does Not Meet	0%

The Compensation Committee recommends for Board approval any bonus award for the CEO based on an assessment of the Company’s overall performance. The CEO recommends individual awards for the other executive officers for approval by the Compensation Committee based on an assessment of each executive’s performance against his or her applicable individual performance objectives. The Compensation Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Compensation Committee or the Board.

In establishing the 2020 Incentive Plan, the Board and Compensation Committee decided that the amount of bonus pool funding should be based on the achievement of two financial objectives. Specific financial objectives were established for consolidated revenues and operating loss.

Under the 2020 Incentive Plan, Threshold, Target and Maximum performance levels were established for the financial objectives to be used to fund the bonus pool.  The Target levels for each objective were set at the performance reflected in our Operating Plan or budget for 2020.  The Threshold levels were set at 90% of the Target levels and the Maximum levels were set at 110% of the Target levels.  It is important to note that these performance levels were selected before the impact of the COVID-19 pandemic was known or could be reasonably predicted.

Based on feedback from our stockholders, the Board decided that it would be appropriate to provide a greater incentive for revenue growth in the 2020 Incentive Plan.  Accordingly, a Maximum performance level was established only for the consolidated revenue objective. As a result, additional bonus pool funding could only be provided if revenues exceeded the Target performance level.  No additional pool funding would be provided for exceeding the Target for the operating loss objective.

The following sets forth the financial objectives and potential bonus pool funding amounts (dollars in millions) under the 2020 Incentive Plan:

Financial Objectives	Threshold	Target	Maximum
2020 Revenue[1] % of Target Pool Funding	$143.1 90% $0.825	$159.0 100% $1.7	$174.9 110% $5.0
2020 Operating Loss[2] % of Target Pool Funding	$(6.4) 90% $0.825	$(5.8) 100% $1.7	___

___________

1Revenues exclude the financial impact of acquisitions or divestitures during 2020.

2Operating Loss excludes the financial impact of (1) acquisitions or divestitures during 2020, (ii) any change in value of contingent acquisition consideration and (iii) unrealized gains/losses on our non-qualified deferred compensation plan.

As indicated above, the maximum pool funding under the 2020 Incentive Plan (assuming no discretionary adjustment) is $6.7 million.  During 2020, we recorded revenues for purposes of the Incentive Plan totaling $170.9 million after eliminating revenues from the UrSure, Inc. (“UrSure”) acquisition which occurred in mid-2020.  This revenue level fell below the Maximum performance level, but above the Target performance level, resulting in pro-rated pool funding of $4.2 million for that objective. The Company’s 2020 operating loss for purposes of the Incentive Plan was $(4.8) million after eliminating the impact of the UrSure acquisition and certain other adjustments. This amount exceeded the Target performance level, and resulted in funding of $1.7 million for that objective. As a result, the aggregate pool funding under the 2020 Incentive Plan was calculated to be $5.9 million.

The final bonus pool amount was approved by the Compensation Committee and the full Board and was used to pay bonuses to the Company’s NEOs and other members of our management team.  Neither the Compensation Committee nor the Board elected to make any discretionary adjustments under the 2020 Incentive Plan funding formula. The specific target payouts for NEO bonuses for 2020 (expressed as a percentage of annual base salary) are shown below:

Title	Target Payout Opportunities
Chief Executive Officer	85%
Chief Financial Officer (and Chief Operating Officer)	50%
Executive Vice President and General Counsel	40%
Senior Vice President	35%

In January 2021, the Compensation Committee authorized the payout of individual bonus awards to executive officers from the bonus pool for 2020 based on the target bonus amounts described above and an assessment of each officer’s performance during 2020 against pre-established performance objectives (except for Dr. Tang whose assessment was based on the Company’s overall performance). The calculation of individual bonus awards was based on a formula that adjusted the foregoing target payments for both the executives’ individual performance during 2020 and the degree to which the final approved bonus pool funding exceeded the Target funding amounts under the plan formula.

In evaluating Dr. Tang‘s and the Company‘s performance, the Compensation Committee recognized that management delivered strong financial performance in 2020 despite the negative impact of the COVID-19 pandemic on our core businesses. Consolidated revenues were $171.7 million in 2020, representing an 11% increase over 2019. The Compensation Committee noted that this increase was primarily driven by sales of our existing collection devices for molecular COVID-19 testing and growth in sales of our HIV Self-Test in Africa. Total molecular products and services revenues reached a record high of $102.8 million during 2020, an increase of 45% from 2019, and included almost $50 million in sales of oral fluid sample collection devices for COVID-19 molecular testing. The Compensation Committee further noted the significant progress made in the development of a new COVID-19 rapid antigen test and a laboratory-based oral fluid SARS-CoV-2 antibody test during 2020, which we believe can generate significant future revenues after appropriate regulatory authorizations are received. Finally, the Compensation Committee noted the continued progress against the Company’s innovation growth strategy with the acquisition of UrSure in 2020. This company develops laboratory and rapid tests to measure an individual’s adherence to HIV medication, including pre-exposure prophylaxis, or PrEP, a daily medication to prevent HIV. We believe these products will be an important contributor to our future Diagnostics business.

In view of the foregoing, and especially in light of the unusual and significant challenges presented by the COVID-19 pandemic, the Compensation Committee determined that Dr. Tang should receive an Outstanding performance rating for 2020 as a reflection of the many achievements during the year. The remaining NEOs were evaluated based on individual objectives established for their respective positions.

Using these performance ratings, the Compensation Committee next considered individual performance factors to adjust the bonuses for Dr. Tang, the other NEOs and the other participants in the 2020 Incentive Plan to reflect their performance assessments for 2020. As a final step, the Compensation Committee adjusted the bonuses further by a pool funding factor reflecting the amount by which pool funding exceeded Target funding amounts under the plan formula.

Using the approach described above, a final 2020 incentive cash bonus was calculated for Dr. Tang, representing approximately 234% of his target bonus, as follows:

2020 Base		Target		2020 Individual Performance		2020 Pool Funding		2020
Salary	X	Bonus %	X	Factor	X	Factor	=	Bonus
$624,225		85%		135%		173%		$1,239,196

This same formula was used to calculate the 2020 bonus awards for all other NEOs, as follows:

2020 Bonus Payments

NEO	2020 Salary	Bonus Target (% Salary)	2020 Performance Rating	Individual 2020 Performance Factor	2020 Pool Funding Factor	2020 Bonus
Stephen S. Tang, Ph.D. President and Chief Executive Officer	$644,225	85%	Outstanding	135%	173%	$1,239,196
Roberto Cuca Chief Financial Officer	$439,205	50%	Outstanding	130%	173%	$493,886
Lisa Nibauer Executive Vice President, Business Unit Leader, Diagnostics	$410,000	40%	Exceeds	120%	173%	$340,464
Kathleen G. Weber Executive Vice President, Business Unit Leader, Molecular Solutions	$365,650	40%	Outstanding	140%	173%	$354,242
Jack E. Jerrett Senior Vice President, General Counsel and Chief Compliance Officer	$415,358	40%	Meets	100%	173%	$287,428
Anthony Zezzo, II Former Executive Vice President, Business Unit Leader, Infectious Disease	$418,726	40%	N/A1	N/A1	173%	$289,758

1Pursuant to his retirement agreement, Mr. Zezzo received an incentive cash bonus for 2020 under the 2020 Incentive Plan.

2020 Long-Term Incentive Equity Awards

An additional way that we promote the long-term growth of the Company and align the interests of our executives with those of our stockholders is by compensating executives with equity in the Company that vests over a multi-year period. To accomplish this, the Compensation Committee administers the Company’s LTIP (Long-Term Incentive Policy), pursuant to which grants of time-vested restricted shares and performance-vested restricted units are made to executive officers.

Incentive equity awards under the LTIP are made on an annual basis, and are discretionary and subject to approval by the Compensation Committee and/or the Board. Awards to individual participants under the LTIP are based on an evaluation of a number of factors, including:

•	Performance of the participant for the applicable year;
•	The participant’s level of responsibilities and relative contribution to the Company’s business;
•	A competitive assessment of awards at Peer Group companies;
•	History of equity awards to the participant; and
•	Other factors deemed relevant by the Compensation Committee and/or the Board.

Each participant’s individual performance for the applicable year is evaluated against his or her individual performance objectives for that year, except for Dr. Tang who is evaluated based on total Company performance.  A “Meets Expectations” performance is typically the threshold requirement to receive an equity award under the LTIP. Awards below this performance level may be considered on an exception basis at the discretion of the Compensation Committee and/or the Board.

The value of potential incentive equity awards that could have been granted in 2020 under the LTIP (expressed as a percentage of annual base salary) based on performance during 2019, are summarized below:

2020 LTIP Award Ranges (% of salary)
	Performance
Position	Lower End	Target	Maximum
President/CEO	150%	200%	250%
CFO	105%	140%	175%
EVP	95%	125%	155%
SVP and General Counsel	95%	125%	155%
Other SVPs	70%	90%	115%

 The percentages set forth above were established at levels that the Compensation Committee believed represented an appropriate long-term incentive compensation value for each executive, based on the results of a competitive assessment of long-term incentive awards at the Peer Group companies. Once the aggregate dollar value of an award has been established by applying the Compensation Committee approved award percentage to a participant’s base salary, the value is converted into shares or units based on a valuation of the restricted stock and restricted unit portions of the award using the average of the high and low stock price on the grant date as reported on the NASDAQ Stock Market.

In January 2020, the range of percentages set forth above for annual incentive equity awards were increased by the Compensation Committee for Dr. Tang, the Company’s President and CEO to 250%/300%/350%, based on recommendations to the Compensation Committee from Pay Governance, in order to bring the range more closely in line with market levels. The new percentage ranges were effective beginning with the incentive equity awards made in 2021 for performance during 2020.

Under the LTIP, 50% of an executive’s total equity award consists of PRUs that will not vest until three years after the grant date and only if certain performance measures are met during that three-year period. The awards made in 2020 incorporate two performance metrics: (i) a compound annual growth rate (“CAGR”) for consolidated revenues during the three-year period beginning with the year in which the award was made and (ii) a one-year income before income tax

(“IBIT”), performance measure followed by a further two-year vesting requirement.  Because increased revenues are believed to be more directly tied to increased stockholder value, the Compensation Committee decided to consider a stronger incentive to drive revenues by tying 30% of the PRUs to the revenue CAGR performance measure and 20% of the PRUs to the IBIT performance measure. The remaining 50% of each executive’s incentive equity award consists of grants of time-vested RS that vest in equal annual installments over a three-year period. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Compensation Committee believes the terms of its incentive equity awards to executives are competitive with the terms of equity awards offered at comparable medical diagnostics and healthcare companies.

The structure of the equity awards reflects market-based good governance practices as well as input from our stockholders, several of whom advocated that a meaningful portion of the equity awards should have performance-based vesting. We believe 50% is a meaningful portion and is consistent with or exceeds the performance orientation of our Peer Group. In addition, although some stockholders have mentioned TSR as a possible performance target, most of the stockholders we have contacted in recent years indicated that other measures such as financial or operational objectives would also be appropriate. The Board decided to use consolidated revenue and IBIT targets because they are important for our business, especially as we continue improving our profitability, and because of the Board’s belief that these measures will directly influence the performance of our stock price over time. As discussed above, the Board does not believe that the use of TSR as a performance measure in the long-term incentive plan is appropriate at this time, although the choice of performance measures will be reviewed each year.

The adoption of performance-based vesting conditions with a three-year service requirement for 50% of an executive’s annual equity award substantially strengthens the link between pay and performance and creates an appropriate long-term incentive for our executives. At the same time, the use of time-based vesting conditions for the remaining 50% of each award achieves the equally important goal of share ownership/accumulation that directly promotes alignment with stockholders and further supports executive retention. Overall, the Compensation Committee and Board believe that this approach represents a balanced performance-based approach to our executive compensation program that is appropriate for our Company, directly responds to feedback from our stockholders, and is consistent with executive pay governance best practices.

Equity awards are generally made by the Compensation Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Compensation Committee for the CEO are then reviewed and approved by the Board. In addition to the annual equity awards, the Compensation Committee may approve equity awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the terms of the LTIP, equity awards are made at the discretion of the Compensation Committee or Board.

Effective February 1, 2020, the Compensation Committee approved equity awards for the NEOs under the LTIP based on the performance evaluations of such officers for 2019, as summarized below. A description of the basis for each of the NEO’s 2019 performance evaluation is set forth above under the Section entitled, “2020 Base Salaries,” in this CD&A.

The following summarizes the equity awards provided to the NEOs during 2020:

Executive Officer	2019 Performance Assessment	Time Vested Restricted Stock	Performance-Vested Restricted Units	Award Value (% of Base Salary)
Stephen S. Tang, Ph.D. President and Chief Executive Officer	Meets	84,997 Shs	84,996 Shs	200%
Roberto Cuca Chief Financial Officer	High Meets	47,908 Shs	47,908 Shs	161%
Lisa Nibauer[1] Executive Vice President, Business Unit Leader, Diagnostics	N/A	14,071 Shs	14,070 Shs	122%
Kathleen G. Weber Executive Vice President, Business Unit Leader, Molecular Solutions	High Meets	32,516 Shs	32,514 Shs	131%
Jack E. Jerrett Senior Vice President General Counsel, Chief Compliance Officer and Secretary	Exceeds	35,813 Shs	35,814 Shs	135%
Anthony Zezzo, II Former Executive Vice President, Business Unit Leader, Infectious Disease	Low Meets	34,698 Shs	34,700 Shs	119%

_____________

1 Ms. Nibauer received an onboarding equity award when she joined the Company in May 2020.

Compensation Developments in 2021

Pay Out Under 2018 PRUs. The PRU portion of equity awards made to executives in early 2018 based on performance during 2017 did not vest until three years after the grant date, based 50% on the achievement of a three-year product revenue CAGR target and 50% based on a one-year IBIT target.  The three-year service period for these PRUs expired on February 1, 2021.  The following table summarizes the potential range of shares that could be delivered based upon the degree of achievement of the applicable performance measures:

Achievement Level of Applicable Performance Target	Percentage of PRUs To Become Vested
80%	50%
90%	75%
100%	100%
110%	125%
120%	150%

For the 2018 PRUs, Company performance fell short of the three-year product revenue CAGR target and exceeded the one-year IBIT performance measure by more than 120%.  This resulted in no payout on shares associated with the three-year product revenue CAGR measurement and in the maximum payout of 150% on shares associated with the one-year IBIT measurement.  The following summarizes the three-year revenue CAGR and one-year IBIT targets for the 2018 PRUs, our performance against these targets and the resulting number of shares delivered to the NEOs upon settlement of the PRUs:

	Performance Target	Actual Performance	% of Target	% Vested
CAGR	8.50%	(0.07)%	(0.88)%	0%
IBIT	$33.7 million	$44.4 million	132%	150%
Final Vesting				75%

	2018 PRU’s Target and Actual Payout
	CAGR Target (# of shs)	CAGR Actual (# of shs)	IBIT Target (# of shs)	IBIT Actual (# of shs)
Stephen S. Tang, Ph.D.[1]	N/A	N/A	N/A	N/A
Roberto Cuca[1]	N/A	N/A	N/A	N/A
Lisa Nibauer[1]	N/A	N/A	N/A	N/A
Kathleen G. Weber	4,004	0	4,004	6,006
Jack E. Jerrett	4,377	0	4,378	6,567
Anthony Zezzo, II2	4,857	0	4,857	7,286

___________

1Dr. Tang, Mr. Cuca and Ms. Nibauer did not receive any 2018 PRU’s because they joined the Company after these awards were made.

2Under the terms of Mr. Zezzo’s retirement agreement, PRUs granted to Mr. Zezzo but unvested as of his retirement date of June 30, 2020 continue to vest without the employment requirement.

OTHER COMPENSATION

We provide minimal additional benefits outside of our primary elements of compensation, as follows:

Retirement Programs

All of our U.S. employees, including executive officers, are eligible to participate in our 401(k) profit sharing plan (the “401(k) Plan”). We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Payments of employer-provided benefits accrued for a 401(k) Plan participant will be made upon retirement or upon termination of employment prior to retirement, provided certain vesting conditions have been met by the participant prior to termination. Our subsidiary DNA Genotek, which is located in Canada, offers a registered retirement plan to its employees, which similarly allows employee contributions for retirement savings, with matching contributions by DNA Genotek of up to CAD $4,000 per year in 2020.

The Company also maintains the OraSure Technologies, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of the Company’s highly compensated employees, including all of the NEOs, and its non-employee Directors. The Deferred Compensation Plan allows participants to defer up to 100% of their annual base salaries (or fees in the case of non-employee Directors) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded to the participant. The Company may also make discretionary contributions to the participants’ accounts that vest over one or more years as determined by the Company, as well as upon death, disability or a change of control. Since the Deferred Compensation Plan was put in place, the Company has made no discretionary contributions. Participants may elect to receive distributions of deferred amounts on a specified date, separation from service, a change of control, disability and/or death.  A further description of these benefits is set forth in the Section entitled “Nonqualified Deferred Compensation.”

Perquisites and Other Compensation

As a general matter, the Compensation Committee and Board do not believe that executive officers should be treated differently than other employees by receiving special perquisites unrelated to our general compensation program. Therefore, our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers generally do not receive any additional perquisites, except for Ms. Weber who receives certain benefits under her employment agreement in connection with her international assignment at our Canadian subsidiary, DNA Genotek, Inc. A further description of these benefits is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control Pursuant to Employment Agreements

The Company has entered into employment agreements with each of the NEOs. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change of control” of the Company. The terms of these arrangements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement. The Compensation Committee believes that these arrangements are generally consistent with industry practice at the Peer Group companies, provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executives in the event of a change of control of the Company.

Accounting and Tax Treatment of Compensation.

In approving the amount and form of compensation for the NEOs, the Compensation Committee considers all elements of the cost to the Company of providing such compensation, including accounting and tax implications. In particular, it considers the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for certain covered employees. Historically, there had been an exemption that permitted qualified “performance-based compensation” to be exempt from this $1 million cap on deductibility. Under the Tax Cuts and Jobs Act (the “Tax Act”), this performance-based compensation exemption was eliminated. Thus, bonuses paid under the LTIP will be subject to the cap on deductibility described above. Notwithstanding the Tax Act, the Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

Compensation Recoupment Policy

The Board has adopted a compensation recoupment or “clawback” policy, applicable to all officers subject to Section 16 of the Exchange Act. Under this policy, the Company will pursue recoupment of any excess compensation, including incentive cash bonuses, restricted awards, stock options or other compensation, which was awarded to a covered officer based on financial statements of the Company where such statements are required to be restated as a result of the gross negligence, intentional misconduct or fraud of the covered officer. In addition to recoupment, the Company shall take such other remedial actions deemed necessary against a covered employee, including recommending disciplinary actions up to and including termination and other available remedies. The recovery period for recoupment of any compensation is up to three fiscal years preceding the date on which the Company is required to prepare and file the restated financial statements. This policy has been proactively adopted in advance of final guidance under Section 954 of the Dodd-Frank Act and will be amended to conform with this Section when final guidance is available.

CEO Pay Ratio

As required by applicable law and SEC regulations, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Stephen S. Tang, Ph.D., our President and CEO.

For the 2020 fiscal year, (i) the median of the annual total compensation of all employees of the Company (other than Dr. Tang) and its subsidiaries was $62,735; and (ii) the annual total compensation of Dr. Tang, as reported in the Summary Compensation Table included immediately after this CD&A, was $3,085,421.  Based on this information, for 2020 the ratio of the annual total compensation of Dr. Tang, our President and CEO, to the median of the annual total compensation for employees was 49 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•	We determined that, as of December 31, 2020, our world-wide employee population consisted of 579 people.
•

To identify the “median employee” from our employee population, we compared the amount of salary, wages, overtime, commissions and bonuses of our employees as reflected in our payroll records. In making this determination, we did not annualize the compensation of employees who were hired in 2020 but did not work for us for the entire fiscal year. Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure.

•

Once we identified our median employee, we combined all of the elements of this employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation as described above.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our CEO and the other NEOs, for the fiscal years ended December 31, 2020, 2019 and 2018:

Name & Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards[3,4] ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compen- sation[6] ($)	Total ($)
Stephen S. Tang, Ph.D.	2020	$624,225		—		$1,218,000	—	$1,239,196	—	$4,000	$3,085,421
President and Chief	2019	$609,000		—		$1,242,996	—	$258,825	—	$4,000	$2,114,821
Executive Officer	2018	$412,885	[1]	$230,000	[2]	$623,363	—	$818,346	—	$15,000	$2,099,594
Roberto Cuca	2020	$439,205		—		$686,522	—	$493,886	—	$4,000	$1,623,613
Chief Financial Officer	2019	$426,413		—		$639,102	—	$132,188	—	$4,000	$1,201,703
	2018	$263,365	[1]	—		$435,758	—	$353,580	—	—	$1,052,703
Lisa Nibauer	2020	$160,385	[1]	$50,000	[2]	$499,995	—	$340,464	—	$4,000	$1,054,844
Executive Vice President,	2019	—		—		—	—	—	—	—	—
Business Unit Leader	2018	—		—		—	—	—	—	—	—
Diagnostics
Kathleen G. Weber	2020	$365,650		—		$465,940	—	$354,242	—	399,468	$1,585,300
Executive Vice President,	2019	$355,000		—		$338,272	—	$88,040	—	342,773	$1,124,085
Business Unit Leader,	2018	$341,695		—		$346,666	—	$203,787	—	4,000	$896,148
Molecular Solutions
Jack E. Jerrett	2020	$415,358		—		$513,207	—	$287,428	—	$4,000	$1,219,993
Senior Vice President,	2019	$380,152		—		$480,976	—	$93,137	—	$4,000	$958,265
General Counsel and	2018	$369,804		—		$379,004	—	$220,654	—	$4,000	$973,462
Chief Compliance Officer
Anthony Zezzo, II	2020	$248,820	[1]	$289,758		$1,668,881	—	—	—	$193,258	$2,400,718
Former Executive Vice President,	2019	$418,726		—		$510,641	—	$75,371	—	—	$1,004,738
Business Unit Leader,	2018	$408,359		—		$420,519	—	$232,035	—	—	$1,060,913
Infectious Disease

____________________________________

[1]

The 2018 salaries shown for Dr. Tang and Mr. Cuca represent the amounts paid to Dr. Tang and Mr. Cuca after they joined the Company on April 1, 2018 and May 7, 2018, respectively. The 2020 salary shown for Ms. Nibauer represents the amount paid to Ms. Nibauer after she joined the Company on May 11, 2020. The 2020 salary shown for Mr. Zezzo represents the amount paid to Mr. Zezzo during his service with the Company prior to his retirement date of June 30, 2020.

2 The indicated amounts represent the onboarding cash bonuses paid to Dr. Tang and Ms. Nibauer pursuant to the terms of their respective employment agreements. The amount for Mr. Zezzo represents the cash bonus paid under the terms of his retirement agreement.

[3]

The indicated amounts reflect the aggregate grant date fair value of RS and PRU awards made to the NEOs during the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. The value of the PRUs reflect the assumption that 100% of target will be achieved for each of the performance measures reflected in the terms of the PRUs. Certain assumptions used in the calculation of the indicated amounts are set forth for the applicable year of award in footnote 11 to the Company’s audited consolidated financial statements for the year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021 (the “2020 10-K Report”). The maximum grant-date fair value of the PRU awards made in 2020, assuming the highest level of performance measures will be achieved (120% of target resulting in a 150% payout), are as follows: Dr. Tang, $913,494; Mr. Cuca, $514,891; Ms. Nibauer, $374,983; Ms. Weber $349,444; Mr. Jerrett, $384,911; and Mr. Zezzo $372,928.

4 The amount indicated for Mr. Zezzo for 2020 includes compensation resulting from the acceleration of unvested RS upon his retirement in the amount of $518,425 and value of unvested PRU which will continue to vest without the employment requirements in the amount of $590,218.

[5]

The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to an Incentive Plan, based on performance during the applicable year. For a description of incentive cash bonus payments for performance during 2020, see the Section entitled, “2020 Annual Incentive Cash Bonuses,” in the CD&A.

[6]

The indicated amounts of $4,000 reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which was offered to U.S. employees of the Company during each of the indicated years. The amount indicated for Dr. Tang in 2018 represents the reimbursement of legal fees he incurred in connection with the review and negotiation of his employment agreement with the Company.  The amount indicated for Ms. Weber in 2019 represents $4,000 in matching contributions to a 401(k) profit sharing plan, $14,347 for the reimbursement of moving expenses, $68,900 representing a monthly living expense allowance as a result of Ms. Weber’s promotion to head our Molecular Solutions business and relocation to Ottawa, Canada, $10,113 for reimbursement of tax preparation fees, and $245,413 in tax equalization payments representing the amount by which Ms. Weber’s Canadian income tax liability exceeds her U.S. income tax liability. Ms. Weber’s 2020 amount represents $4,000 in matching contributions to a 401(k) profit sharing plan, $68,900 representing a monthly living expense allowance, $20,725 for reimbursement of tax preparation fees, and $305,843 in tax equalization payments. The amount indicated for Mr. Zezzo in 2020 represents severance payments made in accordance with Mr. Zezzo’s retirement agreement.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes information concerning possible incentive cash bonuses and possible and actual RS and PRU awards for the NEOs during the fiscal year ended December 31, 2020:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shs.)		Target (# Shs.)		Maximum (# Shs.)		All other Stock Awards: Number of Shares of Stock or Units[4] (#Shs.)		All other Option Awards: Number of Securities Underlying Options (#Shs.)	Exercise of Base Price of Option awards ($/Sh)	Grant Date Fair Value of Stock Awards[5] ($)
Stephen S. Tang, Ph.D.	2/1/2020[1]	—	—	—	—		—		—		84,997	RS	—	—	$609,004
President and	2/1/2020[1]	—	—	—	—		—		—		84,996	PRU	—	—	$608,996
Chief Executive Officer	N/A	$265,296	$530,591	$795,887	63,747	RS	84,997	RS	106,246	RS	—		—	—	N/A
	N/A	—	—	—	63,747	PRU	84,997	PRU	106,246	PRU	—		—	—	N/A
Roberto Cuca	2/1/2020[1]	—	—	—	—		—		—		47,908	RS	—	—	$343,261
Chief Financial Officer	2/1/2020[1]	—	—	—	—		—		—		47,908	PRU	—	—	$343,261
	N/A	$109,801	$219,603	$329,404	31,244	RS	41,659	RS	52,074	RS	—		—	—	N/A
	N/A	—	—	—	31,244	PRU	41,659	PRU	52,074	PRU	—		—	—	N/A
Lisa Nibauer	5/11/2020[1]	—	—	—	—		—		—		14,071	RS	—	—	$250,006
Executive Vice President	5/11/2020[1]	—	—	—	—		—		—		14,070	PRU	—	—	$249,989
Business Unit Leader,	N/A	$82,000	$164,000	$246,000	N/A		N/A		N/A		—		—	—	N/A
Diagnostics	N/A	—	—	—	N/A		N/A		N/A		—		—	—	N/A
Kathleen G. Weber	2/1/2020[1]	—	—	—	—		—		—		32,516	RS	—	—	$232,977
Executive Vice President	2/1/2020[1]	—	—	—	—		—		—		32,514	PRU	—	—	$232,963
Business Unit Leader,	N/A	$73,130	$146,260	$219,390	23,535	RS	30,967	RS	38,398	RS	—		—	—	N/A
Molecular Solutions	N/A	—	—	—	23,535	PRU	30,967	PRU	38,398	PRU	—		—	—	N/A
Jack E. Jerrett	2/1/2020[1]	—	—	—	—		—		—		35,813	RS	—	—	$256,600
Senior Vice President,	2/1/2020[1]	—	—	—	—		—		—		35,814	PRU	—	—	$256,607
General Counsel, and	N/A	$83,072	$166,143	$249,215	25,202	RS	33,161	RS	41,119	RS	—		—	—	N/A
Chief Compliance Officer	N/A	—	—	—	25,202	PRU	33,161	PRU	41,119	PRU	—		—	—	N/A
Anthony Zezzo, II	2/1/2020[1]	—	—	—	—		—		—		34,698	RS	—	—	$248,611
Former Executive Vice President	2/1/2020[1]	—	—	—	—		—		—		34,700	PRU	—	—	$248,626
Business Unit Leader,	N/A	$83,745	$167,490	$251,236	27,759	RS	36,525	RS	45,291	RS	—		—	—	N/A
Infectious Disease	N/A				27,759	PRU	36,525	PRU	45,291	PRU	—		—	—	N/A

_________________________________

1   Annual incentive equity awards to NEOs consisted of a combination of time-vested RS and PRUs that were granted in 2020 pursuant to the LTIP based on performance during 2019. Annual equity awards made during 2020 were approved by the Compensation Committee effective on February 1, 2020. For a description of these equity awards and their terms, see the Section entitled, “2019 Long-Term Incentive Awards,” in the CD&A. Awards granted to Ms. Nibauer represent on-boarding awards received per her employment agreement.  These shares were granted with terms substantially similar to the annual incentive equity awards granted to the other NEOs in 2020 pursuant to the LTIP based on performance during 2019.

[2]

The indicated amounts represent potential incentive cash bonus payments to the NEOs under the 2020 Incentive Plan. On January 27, 2021, bonus payments under the 2020 Incentive Plan were approved by the Compensation Committee for the NEOs, based on performance during 2020. The Threshold and Target amounts assume the executive receives 50% and 100% of his or her target bonus and that the aggregate bonus pool is funded at 50% and 100% for each performance objective in the 2020 Incentive Plan, respectively. The Maximum amounts assume that the recipient receives 150% of his or her target bonus based on performance for 2020 and that the bonus pool is funded at 200% or the Maximum level for each performance objective in the 2020 Incentive Plan. Although he retired in June 2020, Mr. Zezzo’s 2020 bonus amount was paid under the 2020 Incentive Plan pursuant to the terms of his retirement agreement. A further description of the payments approved under the 2020 Incentive Plan is set forth in the Section entitled, “2020 Annual Incentive Cash Bonuses,” in the CD&A.

[3]

The indicated amounts represent the potential number of shares which could have been granted to the NEOs in 2020 in the form of RS and PRUs pursuant to the LTIP, based on performance during 2019. The individual share numbers for each potential award were calculated by dividing 50% of the long-term incentive targets for each NEO set forth in the LTIP by the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the date of grant. The number of shares corresponding to the PRUs were calculated based on the assumption that 100% of target is achieved for each of the performance measures set forth in the terms of such PRU awards. The actual number of shares received upon vesting of the PRUs could vary from 50% to 150% of target depending on the degree to which the performance measures are achieved.

[4]

The indicated amounts represent the actual number of shares of RS or PRUs granted to the NEOs in 2020 under the LTIP, based on performance during 2019. A further description of these equity awards and their terms is set forth in the Section entitled, “2020 Long-Term Incentive Awards,” in the CD&A.

[5]	The indicated amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020

The following table summarizes information regarding unexercised stock options and unvested RS and PRUs held by the NEOs as of December 31, 2020:

	Option Awards[1]					Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2](#)		Market Value of Shares or Units of Stock That Have Not Vested [9]($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested [2](#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested[9]($)
Stephen S. Tang, Ph.D.	—	—	—	—	—	37,116	3(a)	$392,873	—		—
President and Chief	—	—	—	—	—	31,915	3(b)	$337,820	—		—
Executive Officer	—	—	—	—	—	84,997	3(c)	$899,693	—		—
	—	—	—	—	—	—		—	23,936	3(d)	$253,363
	—	—	—	—	—	—		—	33,998	3(e)	$359,869
	—	—	—	—	—	—		—	50,998	3(f)	$539,814
Roberto Cuca	—	—	—	—	—	4,773	4(a)	$50,522	—		—
Chief Financial Officer	—	—	—	—	—	16,409	4(b)	$173,689	—		—
	—	—	—	—	—	47,908	4(c)	$507,106	—		—
	—	—	—	—	—	—		—	10,740	4(d)	$113,683
	—	—	—	—	—	—		—	12,307	4(e)	$130,270
	—	—	—	—	—	—		—	19,163	4(f)	$202,840
	—	—	—	—	—	—		—	28,745	4(g)	$304,266
Lisa Nibauer	—	—	—	—	—	14,071	5(a)	$148,942	—		—
Executive Vice President,	—	—	—	—	—	—		—	5,628	5(d)	$59,572
Business Unit Leader,	—	—	—	—	—	—		—	8,442	5(e)	$89,359
Diagnostics	—	—	—	—	—	—		—	—		—
Kathleen Weber	4,129	—	—	$5.71	2/3/2024	—		—	—		—
Executive Vice President	10,404	—	—	$9.31	2/3/2025	—		—	—		—
Business Unit Leader,	—	—	—	—	—	2,669	6(a)	$28,251	—		—
Molecular Solutions	—	—	—	—	—	8,685	6(b)	$91,931	—		—
	—	—	—	—	—	32,516	6(c)	$344,182	—		—
	—	—	—	—	—	—		—	6,006	6(d)	$63,574
	—	—	—	—	—	—		—	6,514	6(d)	$68,951
	—	—	—	—	—	—		—	13,006	6(e)	$137,669
	—	—	—	—	—	—		—	19,508	6(f)	$206,492
Jack E. Jerrett	6,407	—	—	$5.71	2/3/2024	—		—	—		—
Senior Vice President,	13,650	—	—	$9.31	2/3/2025	—		—	—		—
General Counsel, and	—	—	—	—	—	2,918	7(a)	$30,887	—		—
Chief Compliance Officer	—	—	—	—	—	12,349	7(b)	$130,714	—		—
	—	—	—	—	—	35,813	7(c)	$379,081	—		—
	—	—	—	—	—	—		—	6,567	7(d)	$69,512
	—	—	—	—	—	—		—	9,262	7(e)	$98,038
	—	—	—	—	—	—		—	14,326	7(f)	$151,641
	—	—	—	—	—	—		—	21,488	7(g)	$227,450
Anthony Zezzo, II	—	—	—	—	—	—		—	7,286	8(a)	$77,122
Former Executive Vice President	—	—	—	—	—	—		—	9,833	8(b)	$104,082
Business Unit Leader,	—	—	—	—	—	—		—	13,880	8(c)	$146,920
Infectious Disease	—	—	—	—	—	—		—	20,820	8(d)	$220,380

[1]	The table does not include RS and PRUs awarded to the NEOs in February 2021 pursuant to the LTIP in respect of performance during 2020.
[2]

Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of RS vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary. PRUs will not vest until three years from the grant date and only if certain performance measures are met during the three-year service period.

[3]	The indicated RS, and PRUs vest as follows:

(a)	37,116 restricted shares cliff vesting on April 1, 2023;
(b)	15,958 restricted shares on February 1, 2021, and 15,957 shares on February 1, 2022
(c)	28,332 restricted shares on February 1, 2021, 28,333 shares on February 1, 2022, and 28,332 shares on February 1, 2023;
(d)

23,936 PRUs cliff vesting on February 1, 2022, provided performance metrics have been achieved.  This grant also included 23,936 PRUs which have been forfeited as the related performance metric was not achieved;

(e)	33,998 PRUs cliff vest on February 1, 2023 provided performance metrics have been achieved; and
(f)	50,998 PRUs cliff vest on February 1, 2023 provided performance metrics have been achieved.

[4]	The indicated RS and PRUs vest as follows:

(a)	4,773 restricted shares on May 7, 2021;
(b)	8,204 restricted shares on February 1, 2021, and 8,205 restricted shares on February 1, 2022;
(c)	15,969 restricted shares on February 1, 2021, 15,970 restricted shares on February 1, 2022, and 15,969 restricted shares on February 1, 2023;
(d)

10,740 PRUs cliff vesting on May 7, 2021, provided performance metrics have been achieved. This grant also includes 7,160 PRUs which have been forfeited as the related performance metric was not achieved;

(e)

12,307 PRUs cliff vesting on February 1, 2022, provided performance metrics have been achieved.  This grant also included 12,307 PRUs which have been forfeited because the related performance metric was not achieved;

(f)	19,163 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved; and
(g)	28,745 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved.

[5]	The indicated RS and PRUs vest as follows:

(a)	4,690 restricted shares on May 11, 2021, 4,691 restricted shares on May 11, 2022, and 4,690 restricted shares on May 11, 2023;
(b)	5,628 PRUs cliff vesting on May 11, 2023, provided performance metrics have been achieved; and
(c)	8,442 PRUs cliff vesting on May 11, 2023, provided performance metrics have been achieved.

[6]	The indicated RS and PRUs vest as follows:
(a)	2,669 restricted shares on February 1, 2021;
(b)	4,342 restricted shares on February 1, 2021, and 4,343 restricted shares on February 1, 2022;
(c)	10,839 restricted shares on February 1, 2021, 10,838 restricted shares on February 1, 2022, and 10,839 restricted shares on February 1, 2023;
(d)

6,006 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved. This grant also included 4,004 PRUs which have been forfeited because the related performance metric was not achieved;

(e)

6,514 PRUs cliff vesting on February 1, 2022, provided performance metrics have been achieved. This grant also included 6,514 PRUs which have been forfeited because the related performance metric was not achieved;

(f)	13,006 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved; and
(g)	19,508 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved.
[7]	The indicated RS and PRUs vest as follows:
(a)	2,918 restricted shares on February 1, 2021;
(b)	6,174 restricted shares on February 1, 2021, and 6,175 restricted shares on February 1, 2021;
(c)	11,938 restricted shares on February 1, 2021, 11,937 restricted shares on February 1, 2022, and 11,938 restricted shares on February 1, 2023;
(d)

6,567 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved. This grant also includes 4,377 PRUs which have been forfeited because the related performance metric was not achieved;

(e)

9,262 PRUs cliff vesting on February 1, 2022, provided performance metrics have been achieved.  This grant also included 9,262 PRUs which have been forfeited because the related performance metric was not achieved;

(f)	14,326 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved; and
(g)	21,488 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved.
[8]	The indicated RS and PRUs vest as follows:
(a)

7,286 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved.  This grant also includes 4,857 PRUs which have been forfeited because the related performance metrics was not achieved;

(b)

9,833 PRUS cliff vesting on February 1, 2022, provided performance metrics have been achieved.  This grant also included 9,833 PRUs which have been forfeited because the related performance metric was not achieved;

(c)	13,880 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved; and
(d)	20,820 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved.

9 The indicated values were determined by multiplying the number of unvested shares of RS and unvested PRUs shown in this table by $10.59 per share, the closing price of the Company’s Common Stock as reported by NASDAQ on December 31, 2020.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes information with respect to the exercise of stock options and vesting of RS for each of the NEOs during the fiscal year ended December 31, 2020:

	Option Awards		Stock Awards[1]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[2] ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[3] ($)
Stephen S. Tang, Ph.D.	—	—	15,957	$ 114,332
President and Chief Executive Officer
Roberto Cuca	—	—	12,978	$ 135,610
Chief Financial Officer
Lisa Nibauer	—	—	—	$ —
Executive Vice President, Business Unit Leader, Diagnostics
Kathleen Weber	—	—	32,038	$ 229,552
Executive Vice President, Business Unit Leader, Molecular Solutions
Jack E. Jerrett	—	—	36,455	$ 261,200
Senior Vice President, General Counsel, and Chief Compliance Officer
Anthony Zezzo, II	121,333	$730,780	55,566	$520,039 [4]
Former Executive Vice President, Business Unit Leader, Infectious Disease

1 Includes the vesting of restricted stock awards and performance-vested restricted units.

[2] The indicated amount represents the number of shares acquired upon the exercise of the options multiplied by the difference between the market value of the Company’s Common Stock on the applicable exercise date and the option exercise price.

[3]

The indicated amounts were calculated by multiplying the number of restricted shares and performance-vested restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales prices of the Common Stock as reported by NASDAQ on the vesting date.

4 The unvested portions of all awards of time-vested RS granted to Mr. Zezzo prior to May 1, 2020 and that were outstanding and unvested as of his retirement date vested in full on his retirement date pursuant to his retirement agreement.

RETIREMENT BENEFITS

The NEOs are eligible to participate in our 401(k) Plan on the same terms and conditions applicable to other employees. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Retirement Programs,” in the CD&A.

NONQUALIFIED DEFERRED COMPENSATION

The OraSure Technologies, Inc. Deferred Compensation Plan (the “Plan”) is a non-qualified deferred compensation plan designed to provide deferred compensation benefits to a select group of the Company’s highly compensated employees, including all of the NEOs, and to non-employee members of the Board.

The Plan allows for deferrals by participants of up to 100% of their annual base salaries (or in the case of non-employee Directors, 100% of fees payable under the Company’s Non-Employee Director Compensation Policy), up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock and shares received in respect of performance-vested restricted units awarded under the LTIP. The Company may also make discretionary contributions to the accounts of employees participating in the Plan. Cash balances in participants’ accounts may be invested in a list of investment options that are similar to the fund choices offered in the Company’s 401(k) plan. Participants will be permitted to sell vested shares in their accounts, subject to compliance with the Company’s Insider Trading Policy and applicable securities laws, and invest the proceeds of any such sale in the investment options available under the Plan. Participants will be 100% vested in their accounts and the restricted shares they defer, except that Company contributions will vest over one or more years as determined by the Company. In the event of death, disability or change of control, a participant will become 100% vested in any then unvested Company contributions.

A Participant may elect to receive a distribution from his or her account upon a specified date, separation from service, change of control, disability and/or death. Distributions will be made in a lump sum or installments, as allowed under the Plan.

Amounts contributed to a participant’s account through elective deferrals or through the Company’s discretionary contributions are generally not subject to income tax, and the Company does not receive a deduction until they are distributed pursuant to the Plan.

However, cash deferrals are subject to the Federal Insurance Contributions Act Tax imposed at the time of deferral (the “FICA tax”). Deferrals of restricted shares and shares received in respect of performance-vested restricted units are subject to the FICA tax at the time the shares vest, but are not subject to income tax, and the Company does not receive the deduction until the shares are distributed pursuant to the Plan. The Company may amend or terminate the Plan at any time in accordance with applicable law.

None of the Company’s NEO’s participated in the Plan during 2020.

 EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreements

We have entered into employment agreements with all of our NEOs. We believe such agreements are necessary to attract and retain critical talent, and are in-line with market practices. The following summary describes certain of the material terms of the employment arrangements with Dr. Tang and the other NEOs.

In January 2018, we entered into an employment agreement with Dr. Tang in connection with his appointment as the Company’s President and CEO, effective April 1, 2018. Under the agreement, Dr. Tang will receive (i) an annual base salary of at least $565,000, (ii) an annual cash bonus opportunity under the Company’s annual Incentive Plan with a bonus target of at least 85% of his base salary and (iii) annual equity awards under the Company’s LTIP ranging from at least 150%-250% of his base salary, with a target of 200%. Dr. Tang also received a sign-on cash bonus of $230,000 and an award of 37,116 shares of time-vested RS. The award of RS will vest on the fifth anniversary of Dr. Tang’s date of employment. Upon a termination of employment, Dr. Tang’s agreement provides for certain post-employment severance and other benefits, as described below.

Dr. Tang’s employment agreement will terminate upon his death or disability. In addition, Dr. Tang may unilaterally terminate his employment at any time and for any reason upon 90 days written notice to the Company or for “good reason” (as defined below). Dr. Tang’s employment agreement can also be terminated by the Company for “Cause” (as defined below) or without “Cause.”

As used in Dr. Tang’s agreement, the term “good reason” means (i) a material breach of the agreement by the Company, (ii) a material diminution in Dr. Tang’s base compensation or authority, duties or responsibilities (following a change of control, such a diminution shall occur if Dr. Tang no longer functions as the sole chief executive officer of the successor organization), (iii) a material change in Dr. Tang’s reporting relationship from the Board to another employee of the Company (following a change of control, such a diminution shall occur if Dr. Tang no longer reports to the board of directors of a public company),  or (iv) a material change in Dr. Tang’s job location.

A “change of control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•

any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

•

any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

•

a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

•

a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

A “change of control period” is the period which begins 60 days prior to the occurrence of a change of control and ends 18 months thereafter.

“Cause” is defined as (i) the willful and continued failure by Dr. Tang to substantially perform his duties as provided in the agreement after a written demand for substantial performance is delivered to Dr. Tang by the Board, and Dr. Tang’s failure to comply with such demand within a reasonable time; (ii) the engaging by Dr. Tang in gross misconduct or gross negligence materially injurious to the Company; (iii) the commission of any act in direct competition with or materially detrimental to the best interests of the Company; or (iv) Dr. Tang’ conviction of having committed a felony.

Upon the termination of Dr. Tang’s employment for any reason, Dr. Tang will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid. In the case of a termination upon his death or disability or by the Company without Cause, or in the case of a unilateral termination by Dr. Tang or a termination by Dr. Tang for good reason where in either case the termination occurs after June 30 of any year, Dr. Tang will also receive a cash bonus for the year of termination prorated through the date of termination. In addition, if termination is for good reason or without Cause (which includes the Company’s failure to renew the agreement) and does not occur during a change of control period, Dr. Tang would receive additional severance in the form of a lump sum amount equivalent to 18 months of his annual salary plus reimbursement of the costs of continuation coverage under the Company’s health plans (if Dr. Tang elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985) for a period of 18 months after the date of termination. If, however, termination is for good reason or without Cause (which includes the Company’s failure to renew the agreement) and occurs during a change of control period, Dr. Tang will receive a lump sum amount equivalent to 36 months of his annual salary and reimbursement of continuation coverage under the Company’s health plan for 36 months. If Dr. Tang is a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment.

All stock awards granted to Dr. Tang are required to immediately vest (i) in the event of a change of control or (ii) if Dr. Tang’s employment is terminated for good reason by Dr. Tang or by the Company without Cause during a change of control period, and 50% of such stock awards shall vest in the event Dr. Tang’s employment is terminated for good reason by Dr. Tang or by the Company without Cause during any period other than a change of control period.

In May 2018, we entered into an employment agreement with Mr. Cuca, pursuant to which Mr. Cuca will receive (i) an annual base salary of at least $415,000, (ii) a target bonus opportunity under the Company’s annual incentive plan of 50% of his base salary, and (iii) annual equity awards under the Company’s long-term incentive policy ranging from 105% to 175% of his base salary (with a target of 140%).   Mr. Cuca also received an onboarding equity award having an aggregate value of $435,750.  This award consisted of 50% time-vested RS and 50% PRUs with terms substantially the same as the terms of awards made to the Company’s other executives in February 2018.

In January 2019, we entered into an employment agreement with Ms. Weber, in connection with here move to Canada to head our Molecular Solutions business unit.  Pursuant to this agreement, Ms. Weber will receive (i) an annual base salary of at least $355,000, (ii) a target bonus opportunity under the Company’s annual incentive plan of at least 40% of her base salary, and (iii) annual equity awards under the Company’s long-term incentive policy ranging from 95% to 155% of her base salary (with a target of 125%).  In addition, Ms. Weber is entitled to receive benefits typical of international assignments, including:

•	Legal services paid by the Company for visas and work permits for Ms. Weber and her husband;
•	Relocation expenses reimbursed up to $10,000;
•	A housing allowance of up to $3,065 per month;
•	Tax equalization payments to the extent Ms. Weber’s Canadian income tax liability exceeds the income tax she would have paid in the United States;
•	Reimbursement for tax preparation services;
•	An annual expense allowance of $3,544;
•	Home leave reimbursement for Ms. Weber and her husband to travel to the United States twice during each 12-month period; and
•	Reimbursement for repatriation expenses for Ms. Weber and her husband to relocate back to the United States at the end of her assignment.

In May 2020, we entered into an employment agreement with Ms. Nibauer, pursuant to which Ms. Nibauer will receive (i) an annual base salary of at least $410,000, (ii) a target bonus opportunity under the Company’s annual incentive plan of at least 40% of her base salary (with a minimum bonus for 2020 of at least $80,000), and (iii) annual equity awards under the Company’s long-term incentive policy ranging from 95% to 155% of her base salary (with a target of 125%).  Ms. Nibauer also received a $50,000 sign-on bonus and an onboarding equity award having an aggregate value of $500,000.  This award consisted of 50% time-vested RS and 50% PRUs, with terms substantially the same as the terms of awards made to the Company’s other executives in February 2020.

The termination and severance provisions in the employment agreements for Mr. Cuca and the other NEOs are substantially similar to Dr. Tang’s employment agreement, with the following exceptions: Mr. Jerrett is entitled to receive severance equivalent to 12 months of his annual salary, rather than 18 months, in the event of a termination for good reason or without Cause where such termination does not occur during a change of control period and he will be entitled to receive severance equivalent to 24 months of his annual salary, rather than the 36 months, if Mr. Jerrett terminates his agreement after a change of control or a termination for good reason or without Cause occurs during a change of control period. Ms. Weber and Ms. Nibauer will also be entitled to receive severance equal to 12 months of their annual salary if she is terminated for good reason or without Cause, but he or she will receive 24 months of his or her annual salary if such termination occurs during a change of control period. In the employment agreement with Mr. Jerrett, the term “good reason” also includes a material diminution of the budget over which the executive exercises control and a change of control period begins upon the occurrence of a change of control. Finally, Mr. Jerrett is not entitled to a prorated bonus in the event of a unilateral termination by either executive after June 30 of the applicable year.

Retirement Agreement

On May 1, 2020, we entered into a retirement agreement with Mr. Zezzo, our former Executive Vice President, Business Unit Leader, Infectious Disease, which provided that during the period from May 1, 2020 to June 30, 2020, his retirement date (the Transition Period”), he would continue to perform his duties and assist the Company in the transition of his duties and responsibilities to his successor, Ms. Nibauer.  Upon his retirement and subject to his execution of a general release, Mr. Zezzo became entitled to (i) an amount equal to $418,726 (12 months of salary) in the form of salary continuation following the retirement date, (ii) full vesting on the retirement date of the unvested portions of all option awards and time-vested RS, in each case, granted to him prior to May 1, 2020 and outstanding as of his retirement date, (iii) full vesting three years after the applicable grant date of all PRUs granted to him prior to May 1, 2020 and outstanding as of his retirement date, subject to the satisfaction of the relevant performance measures applicable to such PRUs, in accordance with the original terms of the relevant award agreement, but without the requirement that Mr. Zezzo continue to be employed by the Company after his retirement date, (iv) a normal annual equity award in 2021 for his performance during 2020 pursuant to the LTIP, with a grant date value at least equal to 125% of his base salary but pro-rated based on the number of days he remained employed during 2020, with the RS portion (50%) of the award vesting on the grant date and the PRU portion (50%) vesting three years after the grant date, subject to the satisfaction of performance measures determined by the Board, but without the requirement that he continue to be employed by the Company after his retirement date, and (v) a bonus payment under the 2020 Incentive Plan equal to 40% of his base salary, subject to adjustment to reflect the actual bonus pool funding approved by the Board.  Mr. Zezzo remains subject to the confidential and proprietary information obligations under his confidentiality agreement dated January 3, 2011.  The retirement agreement contains an indefinite non-disparagement obligation.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2020:

Name	Benefit	Voluntary Termination or Termination for Cause[1]	Termination for Death or Disability[2]	Termination for Good Reason or Without Cause Not Within Change of Control Period[2]	Voluntary Termination after Change of Control (only for Mr. Jerrett), or Termination for Good Reason or Without Cause Within Change of Control Period[2]
Stephen S. Tang, Ph.D.	Salary Continuation	—	—	$936,338	$1,872,675
President	Bonus	$530,591	$1,239,196	$530,591	$530,591
and Chief Executive Officer	Accelerated Option Vesting	—	—	—	—
	Accelerated Restricted Stock/Unit Vesting	—	$3,036,794	$1,518,397	$3,036,794
	Health Care Benefits	—	—	$28,139	$28,139
	Total	$530,591	$4,275,990	$3,013,465	$5,468,199
Roberto Cuca	Salary Continuation	—	—	$658,808	$1,317,615
Chief Financial Officer	Bonus	$219,603	$493,886	$219,603	$219,603
	Accelerated Option Vesting	—	—	—	—
	Accelerated Restricted Stock/Unit Vesting	—	$1,650,540	$825,270	$1,650,540
	Health Care Benefits	—	—	$3,456	$3,456
	Total	$219,603	$2,144,426	$1,707,137	$3,191,214
Lisa Nibauer	Salary Continuation	—	—	$410,000	$820,000
Executive Vice President,	Bonus	164,000	$340,464	$164,000	$164,000
Business Unit Leader,	Accelerated Option Vesting	—	—	—	—
Diagnostics	Accelerated Restricted Stock/Unit Vesting	—	$297,872	$148,936	$297,872
	Health Care Benefits	—	—	$3,451	$3,451
	Total	$164,000	$638,336	$726,387	$1,285,323
Kathleen G. Weber	Salary Continuation	—	—	$365,650	$731,300
Executive Vice President,	Bonus	$146,260	$354,242	$146,260	$146,260
Business Unit Leader	Accelerated Option Vesting	—	—	—	—
Molecular Solutions	Accelerated Restricted Stock/Unit Vesting	—	$1,031,191	$515,595	$1,031,191
	Health Care Benefits	—	—	$36,180	$36,180
	Total	$146,260	$1,385,433	$1,063,685	$1,944,931
Jack E. Jerrett	Salary Continuation	—	—	$415,358	$830,716
Senior Vice President,	Bonus	—	$287,428	$166,143	$166,143
General Counsel, and	Accelerated Option Vesting	—	—	—	—
Chief Compliance Officer	Accelerated Restricted Stock/Unit Vesting	—	$1,208,521	$604,261	$1,208,521
	Health Care Benefits	—	—	$27,883	$27,883
	Total	—	$1,495,949	$1,213,645	$2,233,263

[1]	In the event of a unilateral termination by Dr. Tang, Mr. Cuca, Ms. Weber or Ms. Nibauer after June 30, they would receive a prorated bonus for the year in which termination occurs.

2 The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $10.59 per share closing price for the Company’s Common Stock, as reported by NASDAQ on December 31, 2020, over the applicable exercise price for each option. The indicated values for the accelerated vesting of RS and PRUs reflect the $10.59 per share closing price on December 31, 2019 multiplied by the number of shares which would vest on an accelerated basis (assuming, in the case of PRUs, that the applicable performance measures for the PRUs are met at 100% of target).

Stock Award PLAN INFORMATION

The following table provides information as of December 31, 2020 about the shares of Common Stock that may be issued upon the exercise of options under the OraSure Technologies, Inc. Stock Award Plan (the “Stock Award Plan” or the “Plan”). Additional grants of equity compensation may only be made under the Stock Award Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,231,993	$10.12	5,595,732	[1]
Equity compensation plans not approved by security holders	—	—	—
Total	1,231,993		5,595,732
[1]	Represents shares remaining available for future issuance as of December 31, 2020 under the Stock Award Plan.

DIRECTOR COMPENSATION

ANNUAL FEES

Under our Non-Employee Director Compensation Policy (“Director Policy”), non-employee members of the Board receive fixed annual fees for service on the Board and Committees of the Board during 2020, as set forth below. The fees were paid quarterly in arrears.

Position	Annual Fee
Board Member (Base Fee)	$55,000
Board Chairman (Additional Fee)	$25,000
Audit Chairman	$20,000
Compensation Chairman	$20,000
Nominating & Corporate Governance Chairman	$20,000
Non-Chairman Committee member	$5,000

Each non-employee Director has the option to receive shares of the Company’s Common Stock in lieu of cash fees, as described above.  Prior to the end of each calendar year, each non-employee Director shall make an annual election with respect to cash fees for the following calendar year, indicating whether he or she elects to receive the fees in cash, or in Company Common Stock in lieu of the cash fees.  If no election has been made as of the first day of the year, the non-employee Director shall receive all fees in cash, as set forth above, or, if a previous election has been made to receive Common Stock in lieu of the cash fees, such election shall remain in effect for subsequent calendar years until such election is changed by the completion, signature and delivery to the Company of a new election form.  Each newly elected or appointed non-employee Director shall make an election prior to, or within 30 days of, his or her initial appointment or election to the Board, for the remainder of the year of such appointment or election, whether to receive the fees in cash or in Common Stock.

In the event an election is made by a non-employee Director to receive Common Stock in lieu of cash fees, such Director shall automatically be granted on the applicable fee payment date a number of shares of Common Stock having an aggregate fair market value equal to the aggregate amount of such non-employee Director’s cash fee for such fiscal quarter, determined by dividing (A) the aggregate amount of the fee by (B) the average of the high and low sales price of the Company’s Common Stock as reported on the NASDAQ Stock Exchange on the applicable fee payment date (rounded down to the nearest whole share) (the “Quarterly Grant”).  Non-employee Directors are permitted to direct the Company to withhold shares of stock in order to pay tax withholding obligations arising upon the receipt of a Quarterly Grant.

INITIAL AND ANNUAL EQUITY AWARDS

Upon joining the Board, non-employee Directors receive an initial grant of restricted shares of the Company’s Common Stock having an aggregate value of $100,000 (the “Initial Grant”).  The Initial Grant will cliff vest two (2) years after the Director joins the Board.  In addition, non-employee Directors will receive an annual grant of restricted shares (the “Annual Grant”) on the date of the Company’s Annual Meeting of Stockholders, which will vest on or prior to the Company’s next Annual Meeting of Stockholders.  The value of Annual Grants for Board members are as follows:

Board Position	Award Grant Value
Board Member (Base)	$105,000
Board Chairman (Additional Value)	$ 25,000

The dollar value of each Initial Grant and Annual Grant is converted into restricted stock by dividing the above values by the average of the high and low sales prices of the Company’s Common Stock, as reported on the NASDAQ Stock Market, on the grant date. Non-employee Directors are permitted to direct the Company to withhold restricted stock in order to pay tax withholding obligations arising upon the vesting of such shares.

EQUITY AWARD TERMS

Each Initial Grant, Annual Grant and Quarterly Grant shall be made under the terms of the Company’s Stock Award Plan or a successor plan and will be subject to the terms and conditions of such plan and the applicable award agreement.

Any unvested restricted stock granted to non-employee Directors will vest in their entirety immediately upon the occurrence of a “change of control” of the Company. A “change of control” means a change of control that would be required to be reported under the Securities Exchange Act of 1934, as amended, and would be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. In addition, if a non-employee Director leaves the Board for any reason other than a change of control, prior to the end of the vesting period for the Annual Grant of restricted stock, such award shall immediately vest on a pro-rata basis based on the actual duration of such Director’s service to the Board during such vesting period.

DEFERRED COMPENSATION

Non-employee Directors are permitted to defer all or a portion of the fees and grants of restricted stock under the Company’s Non-Qualified Deferred Compensation Plan, on terms similar to those applicable to our officers.

DIRECTOR COMPENSATION DURING 2020

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2020:

Name[1,2]	Fees Earned or Paid in Cash[3] ($)	Stock Awards[4] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mara G. Aspinall	$74,274	$105,002	—	—	—	—	$179,276
Michael Celano	$90,000	$130,003	—	—	—	—	$220,003
James A. Datin	—	$169,998	—	—	—	—	$169,998
Eamonn P. Hobbs	$80,000	$105,002	—	—	—	—	$185,002
Ronny B. Lancaster	$80,000	$105,002	—	—	—	—	$185,002
David J. Shulkin, M.D.	$47,667	$205,006	—	—	—	—	$252,673
Lelio Marmora	$37,917	$99,999	—	—	—	—	$137,916

[1]

Because Dr. Tang is an officer of the Company, he is not entitled to any separate compensation for service on the Board or any Committee thereof and has not been included in this table. Dr. Shulkin became a Director in April 2020 and Mr. Marmora became a Director in June 2020.

[2]

Non-employee Directors held the following number of unvested shares of restricted stock (“RS”) and stock options (“SOs”) at December 31, 2020: Ms. Aspinall: 6,577 RS; Mr. Celano: 8,143 RS; Mr. Datin: 6,577 RS; Mr. Hobbs: 6,577 RS; Mr. Lancaster: 6,577 RS; Dr. Shulkin: 15,542 RS; and Mr. Marmora: 7,015 RS. The aggregate number of stock options and restricted shares held by Dr. Tang are set forth in the table in the Section entitled, “Outstanding Equity Awards,” in this Proxy Statement.

[3]	Mr. Datin elected to receive his board fees in shares of the Company’s Common Stock in lieu of cash fees in accordance with the Director compensation policy described above.
[4]

The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to non-employee Directors during 2020, computed in accordance with FAS ASC Topic 718. The indicated amounts for Dr. Shulkin and Mr. Marmora include their onboarding awards of RS when they joined the Board.  The amount for Dr. Shulkin also includes his annual award of RS.

 PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1. ELECTION OF DIRECTORS

Background

At the Annual Meeting, you will be asked to vote on the election of three Directors. A majority of the independent members of the Board have nominated Michael Celano, James A. Datin and Lelio Marmora for election as Class III Directors, for terms expiring at the Annual Meeting of Stockholders in 2024.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Each of the nominees for election as Directors is presently a member of our Board and has consented to continue to serve if re-elected to the Board. Mr. Celano joined the Board in 2006, is the Chairman of the Board and serves as a member of the Audit Committee and Compensation Committee. Mr. Datin joined the Board in 2019 and serves as a member of the Audit Committee and Compensation Committee.  Mr. Marmora joined the board in 2020 and serves as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting, including the particular experience, qualifications, attributes and skills they possess that led to the conclusion that they should serve as a Director, is set forth below.

Name	Principal Occupation	Age	Director Since
Class I (Directors Whose Terms Expire in 2022):
Eamonn P. Hobbs	President of Hobbs Medical Ventures, LLC	62	2016
David J. Shulkin, MD	President and Chief Executive Officer, Shulkin Solutions, Inc.	61	2020
Stephen S. Tang, Ph.D.	President and Chief Executive Officer, OraSure Technologies, Inc.	60	2011
Class II (Directors Whose Terms Expire in 2023):
Mara G. Aspinall	Managing Member, Health Catalysts Group	58	2017
Ronny B. Lancaster	Former Senior Vice President for Federal Government Relations of Assurant, Inc.	69	2003
Class III (Nominees With Terms Expiring in 2024):
Michael Celano	Chief Financial Officer, Larimar Therapeutics	62	2006
James A. Datin	President & Chief Executive Officer, BioAgilytix Labs LLC	58	2019
Lelio Marmora	President, The Management Lab	54	2020

Eamonn P. Hobbs

Independent Director Director since: 2016 Class I Director Term Expires: 2022 Age: 62 Other Current Public Company Directorships: None

Eamonn P. Hobbs joined the Board in 2016.  Mr. Hobbs serves as President of Hobbs Medical Ventures, LLC, a consulting company he founded in the healthcare field. From December 2020, he co-founded and serves as Chairman of the Board and CEO of Syncromune, Inc. a company that is developing a new immunotherapy for metastatic solid tumor cancers.  From March 2018 to September 2020, he co-founded and served as Chairman of the Board and CEO of ImmunSYS, Inc. a company that is developing a new immunotherapy for late stage metastatic prostate cancer.  From December 2016 to June 2017, Mr. Hobbs served as President and CEO of Digital Cognition Technologies, Inc., an early stage medical device company. From July 2014 to January 2016, Mr. Hobbs served as the President and Chief Executive Officer of Antares Pharma, Inc., a specialty pharmaceutical company focused on self-injection pharmaceutical products and technologies. He also served on the Antares board of directors from 2009 to 2016. From 2009 to 2013, Mr. Hobbs served as President and Chief Executive Officer, and from 2008 to 2013 was a member of the board of directors, of Delcath Systems, Inc., a specialty pharmaceutical and medical device public company specializing in cancer treatment. Prior to Delcath Systems, Inc., Mr. Hobbs served as President and Chief Executive Officer of AngioDynamics, Inc., a company he co-founded in 1988 as a division of E-Z-EM, Inc. which grew into a leading medical technology public company with a highly diverse product line. From 1988 to 2004, Mr. Hobbs also served as Executive Vice President of Business Development of E-Z-EM, Inc., a NASDAQ-traded company. Before joining AngioDynamics, Mr. Hobbs was Director of Marketing and Product Development at NAMIC; founder, President and Chief Executive Officer of Hobbs Medical, Inc.; and a Product Development Engineer at Cook Incorporated. Mr. Hobbs received a B.S. in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts (Lowell). Mr. Hobbs has served on the Board of Directors of the Medical Device Manufacturers Association since 2004.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•    Executive-level management experience as CEO of several public companies.

•    Extensive experience in the medical device, pharmaceutical and combination products industries.

•    Extensive experience managing operations in a cost-effective, efficient manner.

•    Experience with governance and policy development for the medical device industry.

David J. Shulkin, M.D.

Independent Director Director since: 2020 Class I Director Term Expires: 2022 Age: 61 Other Current Public Company Directorships: 1

David J. Shulkin, M.D. joined the Board in 2020.  Since 2018, he has served as President and Chief Executive Officer of Shulkin Solutions, Inc., a company that promotes innovation in healthcare and advocates for veterans and underserved populations. From 2015 through 2018, Dr. Shulkin served in various capacities at the U.S. Department of Veterans Affairs (the “VA”), including as Secretary of the VA from 2017 to 2018 and as Under Secretary for Health from 2015 to 2017. Prior to his tenure at the VA, he served in executive leadership positions at Morristown Medical Center, Beth Israel Medical Center, Temple University Hospital, Drexel University School of Medicine, Doctor Quality, Inc. and the University of Pennsylvania Health System and Hospital of the University of Pennsylvania.  Dr. Shulkin received a B.A. from Hampshire College and his M.D. from the Medical College of Pennsylvania (Drexel College of Medicine).  He also completed residencies in Internal Medicine at Yale University School of Medicine and University of Pittsburgh School of Medicine, was a Fellow in General Medicine at the University of Pittsburgh School of Medicine and was a Robert Wood Johnson Foundation Clinical Scholar at the University of Pennsylvania School of Medicine.  Dr. Shulkin is certified by the American Board of Internal Medicine.  He currently serves on the Board of Deerfield Healthcare Technology Acquisitions Corp.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•    Expertise in medical matters and public health.

•    Expertise in government affairs.

.

•    Executive-level management experience.

Stephen S. Tang, Ph.D.

Director Director since: 2011 Class I Director Term Expires: 2019 Age: 60 Other Current Public Company Directorships: None

For biographical information on Dr. Tang, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•    Extensive business experience, particularly in the life sciences industry.

•    Experience with strategic and business development matters.

•    Executive-level management experience.

Mara G. Aspinall

Independent Director Director since: 2017 Class II Nominee Term Expires: 2020 Age: 57 Other Current Public Company Directorships: 2

Mara G. Aspinall joined the Board in June 2017. Since 2014, she has served as the Managing Member of Health Catalysts Group, a consulting firm that focuses on growth of early stage life science and technology companies. Ms. Aspinall is also Managing Director of BlueStone Venture Partners, a venture capital firm dedicated to investing in life sciences and healthcare related companies. Prior to these positions, Ms. Aspinall served as President and CEO, Global Head of Roche Tissue Diagnostics/Ventana Medical Systems, a division of The Roche Group that provides tissue-based cancer diagnostic instruments, products and services. Prior to that, she founded and served as CEO and Director of On-Q-ity, Inc., a diagnostic research company focused on improving cancer treatment through the capture of circulating tumor cells in a patient’s blood. Ms. Aspinall also spent 12 years with Genzyme Corporation, serving as President of the Genzyme Genetics division, a leading provider of esoteric and genetic tests for the reproductive, oncology and personalized medicine markets, and as President of the Genzyme Pharmaceuticals division, a custom pharmaceutical intermediates provider. Ms. Aspinall began her career as a management consultant with Bain & Company. Ms. Aspinall holds an M.B.A. from Harvard Business School and a B.A. in International Relations from Tufts University. Ms. Aspinall is certified in Cybersecurity Oversight from Carnegie Mellon University.  Ms. Aspinall previously served on the Board at Safeguard Scientific and currently serves on the Boards of Abcam Plc, Allscripts Healthcare and Castle Biosciences.

Skills and Qualifications leading to conclusion that she should serve on the Board:

•    Executive level experience as a CEO.

•    Executive experience in the life sciences industry.

•    Extensive experience in molecular diagnostics.

Ronny B. Lancaster

Independent Director Director since: 2003 Class II Nominee Term Expires: 2020 Age: 69 Other Current Public Company Directorships: None

Ronny B. Lancaster became a member of the Board in May 2003. From September 2005 to December 2018, Mr. Lancaster served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services. Prior to that, Mr. Lancaster served as Chief Operating Officer of the Morehouse School of Medicine, Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services, General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, and Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management. Mr. Lancaster received a B.A. in Economics from the Catholic University of America, an M.B.A. from the Wharton School of the University of Pennsylvania, and a J.D. from The Georgetown University Law Center. He is admitted to the Bars of Pennsylvania and the District of Columbia. Mr. Lancaster previously served on the board of directors of Immucor, Inc.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•    Expertise in government affairs and political matters.

•    Extensive medical and healthcare experience.

•    Legal training.

Michael Celano

Independent Director Director since: 2006 Class III Director Term Expires: 2024 Age: 62 Other Current Public Company Directorships: None

Michael Celano became a member of the Board in October 2006 and has served as the Company’s Chairman of the Board since April 2018. Mr. Celano has served as the Chief Financial Officer of Larimar Therapeutics since May 2020.  Mr. Celano served as the Chief Operating Officer of Recro Pharma, Inc. between July 2016 and May 2019, Mr. Celano served as its Chief Financial Officer.  Between 2015 and June 2016 Mr. Celano was self-employed providing consulting services to healthcare companies.  Prior to that, Mr. Celano served as the Chief Financial Officer of Kensey Nash Corporation, a biomaterials company from 2009 to 2012.  From 2007 to 2008, Mr. Celano also served as Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company.  Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, where he was co-leader of its National Life Science Practice.  Mr. Celano also was co-leader of the Life Science Practice for Arthur Andersen before he joined KPMG. Mr. Celano holds a B.S. in Accounting from St. Joseph’s University.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•    Long career in public accounting focused in the life sciences area.

•    Life sciences industry operating company experience.

•    Accounting and financial expertise.

•    Extensive business experience.

James A. Datin

Independent Director Director since: 2019 Class III Director Term Expires: 2024 Age: 58 Other Current Public Company Directorships: 1

James A. Datin became a member of the Board in August 2019.  Since November 2013, Mr. Datin has served as President & Chief Executive Officer of BioAgilytix Labs, LLC, a leading global bioanalytical contract research organization. From September 2005 to July 2013, Mr. Datin served as Executive Vice President and Managing Director at Safeguard Scientifics, Inc., a company focused on providing capital and advice to technology driven businesses in healthcare, financial services and digital media.  Prior to that time, Mr. Datin served as Chief Executive Officer of Touchpoint Solutions, Inc., a remote management and monitoring company serving the medical, imaging, print, retail and other industries.  He has also held senior leadership positions at Dendrite International, Inc., GlaxoSmithKline PLC, the Isuta Holdings Group of companies, Baxter and other companies.  Mr. Datin currently serves on the Boards of FSD Pharma, the North Carolina Biotechnology Center, and serves on the Advisory Board of Marshall University School of Business.  He previously served on the Boards of Clarient, Inc., Intralinks Holdings, Inc. and NuPathe Inc. Mr. Datin received a B.B.A. at Marshall University, an M.B.A. at the University of New Haven and an Advanced Management Degree at The Wharton School at The University of Pennsylvania.

Skills and Qualifications leading to conclusion that he should serve on the Board:

●Extensive life science and business experience.

●Executive leadership experience.

●Strong M&A background.

●Operations and financial experience.

Lelio Marmora

Independent Director Director since: 2006 Class III Director Term Expires: 2024 Age: 54 Other Current Public Company Directorships: None

Lelio Marmora became a member of the Board in June 2020. Since June 2020, he has served as the President of the Management Lab. Prior to that, Mr. Marmora served as Executive Director of Unitaid in Geneva, Switzerland, from 2014 to 2020, overseeing a portfolio of $1.5 billion in 100 countries.  Prior to Unitaid, Mr. Marmora was Director for Africa and the Middle East at the Global Fund to Fight AIDS, TB and Malaria, overseeing a $4 billion portfolio. He also served as head of the Fund’s Latin America and the Caribbean Department.  Earlier in his career, Mr. Marmora served in various capacities at a range of international organizations, including the World Bank, the Inter-American Development Bank and the United Nations Development Program, managing modernization of the State programs.  Mr. Marmora graduated from the Université Panthéon-Assas (Paris II) with a Masters degree in International Law and Administration of International Organizations.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•Extensive experience in international public health.

•Expertise in public funding.

•Executive leadership experience.

Vote Required; Board Recommendation

If a quorum is present, each nominee will be elected if he or she receives a majority of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by proxy which are not voted for a nominee (by voting no or abstaining) will have the effect of voting against the nominee. Broker non-votes will have no effect on the required vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the nominees, each of whom has consented to be named and to serve if elected.

Your Board recommends that you vote FOR the election of the Director nominees.

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board of Directors has approved the reappointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2021 fiscal year. The Audit Committee has also recommended that the Board submit the appointment of KPMG for ratification by stockholders at the Annual Meeting. Although action by the stockholders on this matter is not legally required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment of KPMG for the 2021 fiscal year or in the future.

One or more representatives of KPMG are expected to attend the Annual Meeting electronically. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

Ratification of the appointment of KPMG requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this ratification (by voting no or abstaining) will have the effect of voting against this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for the 2021 fiscal year.

Your Board recommends that the stockholders vote FOR ratification of the appointment of KPMG.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), requires that stockholders be given the opportunity to vote to approve, on an advisory (non-binding) basis, no less frequently than once every three years, the compensation of our NEOs. Based on feedback received at our 2017 Annual Meeting, the Board determined that such a vote will continue to be held on an annual basis until the next advisory vote on frequency.

The vote on the resolution recommended below is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs. As described more fully under the CD&A Section of this Proxy Statement and the related tables and narrative, our compensation program is performance-based and is designed to pay executives for performance by offering rewards for the achievement of pre-determined objectives. In addition, our program is designed to align the interests of executives with the interests of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract, retain and motivate high quality executives, and meet strong corporate governance principles. You are urged to carefully review the CD&A Section of this Proxy Statement which contains a detailed discussion of our executive compensation program, including the 2020 compensation of our NEOs.

Compensation Program Features

As described more fully in the CD&A, there are many important features to our compensation program that illustrate our commitment to pay-for-performance and good corporate governance. A summary of some of the more significant of these features is set forth below:

•	Compensation is market driven and performance-based.	•	Total compensation targeted at 50th percentile of Peer Group.
•	Balanced mix of cash/equity, fixed/variable, short-term/long-term compensation components.	•	Use of peer company benchmarking.
•	Threshold financial performance objectives for annual bonus pool funding meet or exceed fiscal performance for the prior fiscal year.	•	Compensation recoupment policy.
•	Equity awards provide long-term incentive with three year vesting.	•	No hedging or pledge of our Common Stock.
•	50% of annual equity is performance-vested.	•	Robust stockholder outreach on compensation/governance matters.

Vote Required; Board Recommendation

If a quorum is present, the affirmative vote of a majority of shares present, in person or by Proxy and entitled to vote at the Annual Meeting, is required to approve, on an advisory (non-binding) basis, the compensation paid to NEOs. Shares voted in person or represented by Proxy which are not voted for approval of our executive compensation (by voting no or abstaining) will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for approval of our executive compensation, as disclosed in this Proxy Statement. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Based on the foregoing, the Board is requesting that stockholders vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your Board recommends that the stockholders vote FOR the approval of our executive compensation as described in the preceding resolution.

ANNUAL REPORT

Our Annual Report to Stockholders for the year ended December 31, 2020 accompanies this Proxy Statement. Following receipt of a written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 26, 2021, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Corporate Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

DEADLINE FOR STOCKHOLDER PROPOSALS

You may submit proposals for inclusion in the proxy materials for the Company’s 2022 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 9, 2021.

In addition, our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder proposal included in the proxy materials pursuant to the SEC’s rules and regulations. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf notice of the proposed business is made: (i) the name and address of the stockholder and such beneficial owner; (ii) any material interest of such stockholder and such beneficial holder in such business; (iii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by the stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and such beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice; and (v) any other information relating to such business matter that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a stockholder intends to present a proposal at our 2022 Annual Meeting without inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Secretary of the Company by February 22, 2022 (the date that is 45 days before the one-year anniversary of the date on which the Company first sent its proxy materials for the Annual Meeting), or if the Company meets other requirements of the applicable SEC rules and regulations, the proxies solicited by the Board for use at the 2022 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2022 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 8, 2021

220 EAST FIRST STREET BETHLEHEM, PA 18015	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OSUR2021
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E38313-P03935 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ORASURE TECHNOLOGIES, INC. The Board of Directors recommends you vote FOR each of the following nominees:
1.	ELECTION OF DIRECTORS Class III (Expiring 2024)
	Nominees:		For	Against	Abstain
	1a. Michael Celano		☐	☐	☐
	1b. James A. Datin		☐	☐	☐
	1c. Lelio Marmora		☐	☐	☐
The Board of Directors recommends you vote FOR items 2 and 3.						For	Against	Abstain
2.						Ratification of Appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year 2021. ☐	☐	☐
3.						Advisory (Non-Binding) Vote to Approve Executive Compensation. ☐	☐	☐
Mark Here for Address Changes or Comments SEE REVERSE					☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

OraSure Technologies, Inc.

2021 Annual Meeting of Stockholders

Tuesday, May 18, 2021

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Stockholders.

The Notice and Proxy Statement and 2020 Annual Report to Stockholders

are available at www.proxyvote.com.

E38314-P03935

PROXY 2021 Annual Meeting of Stockholders PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerrett and Michele Miller, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2021 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), on Tuesday, May 18, 2021, at 10:00 a.m. (Eastern Time), and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted (i) FOR the election of the nominees listed on the reverse side as directors, (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2021, and (iii) FOR approval of the compensation of the Company’s named executive officers. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)